Exhibit 10.3

Confidential	Execution Version

Stock Purchase Agreement

Between

Seven Stars Cloud Group, Inc.

and

Hong Kong Guoyuan Group Capital Holdings Limited

Dated October 23, 2017

Execution Version

Table of Contents

Table of Contents

Article 1 Certain Definitions		1
Article 2		7
Sales and Purchase		7
2.1.	Sales and Purchase of the Purchased Shares.	7
2.2.	Closing	7
2.3.	Deliveries at Closing	7
Article 3 Representations, Warranties and Covenants of the Company		8
3.1	Organization and Structure.	8
3.2	Due Authorization.	8
3.3	Non-violation.	9
3.4	Consent	9
3.5	Share Capital	10
3.6	Legal Proceedings.	10
3.7	Contract; Non-violation.	11
3.8	Compliance with Legal Requirements and Government Authorizations	11
3.9	Insurance	11
3.10	Rights and Interests of Senior Executives and Directors of the Company.	11
3.11	Compliance with U.S. Foreign Corrupt Practices Act and Other Applicable Anti-corruption Laws.	12
3.12	Internal Control.	12
3.13	Financial Statements.	13
3.14	Solvency of the Company.	13
3.15	Title to Properties and Assets; Lien, etc.	13
3.16	No Undisclosed Liabilities.	13
3.17	No Material Adverse Changes.	14
3.18	Report Status.	14
3.19	No Manipulation of Stock.	14
3.20	Investment Corporation.	14
3.21	Anti-takeover Statute.	14
3.22	Private Placement.	15
3.23	Full Disclosure.	15
3.24	Broker Charge.	15
3.25	Advisors.	15
3.26	Transactions with Affiliates.	15
3.27	No Other Representation.	15

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Execution Version

Article 4 Representations, Warrantiess and Covenants of the Purchaser		16
4.1.	Representations, Warrantiess and Covenants of the Purchaser.	16
4.2.	Other Commitments.	17
4.4.	Title to Shares.	18
4.5.	Broker’s Charge.	18
4.6.	Financing.	18
Article 5 Supplementary Agreement		18
5.1	Board Representative.	18
5.2	Maintaining Listing; Report Obligation.	19
5.3	Use of Funds.	19
5.4	Anti-dilution.	19
5.5	Restrictions on the Share Transfer.	19
5.6	Right of First Refusal.	20
5.7	Tag Along Rights.	20
5.8	Liquidation Preference.	20
5.9	Preferential Treatment.	20
5.10	Affiliate Transaction.	20
5.11	Further Assurance.	21
Article 6 Pre-closing covenants		21
6.1	General Provisions	21
6.2	Notification and Consent	21
6.3	Business Conduct	21
6.4	Reserved business.	24
6.5	Visit and Investigation	24
6.6	Notices.	25
6.7	Confidentiality and publicity	25
6.8	No soliciting.	26
6.9	Investment Company law.	27
6.10	Proxy statement (if applicable).	28
6.11	Approval of Company shareholders(if applicable).	28
6.12	Cooperation and submission of data to the supervision authority	30
6.13	Notices and other data to be submitted to CIFUS (if applicable)	30
6.14	Continued Listing on a National Secuurities Exchange.	31
6.15	Voting agreement (if applicable)	31
6.17	Compensation and insurance for directors and executives	31
6.18	Nocontrol	31
Article 7 Conditions precedented for the Purchaser to fulfill the closing obligation		31
7.1	Fulfillment	31
7.2	Representations and Warranties	32
7.3	No orders	32
7.4	Approval of shareholders (if applicable)	32
7.5	CFIUS conclusion (if applicable)	32
7.6	Board of Directors appointment	32
7.7	Company certificate	32

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7.8	Horizontal competition	32
7.10	No Competing	33
7.11	Transaction Agreement	33
Article 8 Preconditions for the Company to fulfill the closing obligation		33
8.1	Fulfillment	33
8.2	No order	33
8.3	CFIUS conclusion (if applicable)	33
8.4	Governmental approval	33
8.5	Executive’s certificate	33
8.6	Transaction Document	33
8.7	Approval of shareholders	33
8.8	Approval of the Purchaser	34
Article 9 Representations, Warranties and Survival; Indemnities		34
9.1	Representations, Warranties and Survival.	34
9.2	Indemnities.	34
9.3	Matters concerning the third party.	34
9.4	Negative Consequences.	35
9.5	No other indeminity provision	35
9.6	Indeminity limitation; derogation	35
Article 10 Terminaition; Remedy		35
10.1	Terminiation Event.	35
10.2	Effectiveness of termination.	36
10.3	Fees.	37
10.4	Performance of Agreement	37
Article 11 General Provisions		38
11.1	Entire Agreement.	38
11.2	Disclosure Schedule.	38
11.3	Notice.	38
11.4	Caption.	39
11.5	Assignment	39
11.6	Jury Trial Waiver	39
11.7	Severability	39
11.8	Interpretation rule; attorney-client previlege	39
11.9	No third Party beneficiary	39
11.10	Modification; waiver	39
11.11	Applicable laws; consent to jurisdiction	39
11.12	Language and version	40
11.13	Counterparts	40

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Execution Version

Stock Purchase Agreement

This Stock Purchase Agreement (hereinafter referred to as this “Agreement”), dated as of October 23, 2017 (“Effective Date”), is made and entered into by and between Seven Stars Cloud Group, Inc. (hereinafter referred to as the “Company”) and Hong Kong Guoyuan Group Capital Holdings Limited (hereinafter referred to as the “Purchaser”). The parties are hereinafter individually referred to as a “Party”, and collectively as the “Parties”.

RECITALS

Whereas, the Company desires to issue and sell to the Purchaser an aggregate of 5,490,000 shares (hereinafter referred to as the “Purchased Shares”) of the authorized but unissued common shares, USD0.001 par value per share, of the Company, at the price of USD1.82 per share (hereinafter referred as the “Purchase Price”), representing an aggregate investment by the Purchaser in the Company of USD10,000,000;

Whereas, on the basis of the volume of the stock outstanding as of September 30, 2017, the Purchased Shares will represent 8.10% of the total number of common shares of the Company immediately after the Closing (refer to the definition made herein) contemplated under this Agreement;

Whereas, the Parties desire to maintain the Company’s continued compliance with the standards for listing on NASDAQ Stock Market (hereinafter referred as the “NASDAQ”) by making reasonable commercial efforts, and

Whereas, the Company intends to issue and sell, and the Purchaser intends to acquire the Purchased Shares, and the Parties intend to carry out the other parts of the strategic relationship between the Parties in accordance with the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing recitals and the mutual promises set forth herein, the Parties do hereby agree as follows:

Article 1
Definitions

“Affiliate” of any Person refers to other person who directly or indirectly through one or more intermediates, controls, is controlled by this Person or is under common control with this Person. In this definition, “control”(including the correlative “controlling”, “controlled by” and “under common control with”) means the power and ability to direct or cause the direction of the business management and policy of a person directly or indirectly through ownership of voting securities, contracts or otherwise.

“This Agreement” refer to the recitals hereof.

“Acquisition Proposal” means any written offer, proposal, inquiry, or representation of intention proposed by other persons in good faith, contemplating or otherwise relating to any Acquisition Transaction (except those offer, proposal, inquiry, representation of intention made by the Purchaser and its Affiliates).

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Execution Version

“Acquisition Transaction” means any transaction or series of transactions involving the following items:

(a)               Any merger, consolidation, share swap, combination of business, issuance of securities, acquisition of securities, tender offer, offer for share exchange, or other similar transactions, in which (i) the Company or any of its subsidiaries is a party to the transaction; (ii) one person or a group (as defined in the Exchange Act or the regulations made under this Act) composed of two or more persons, directly or indirectly, acquires the beneficial interest or the registered ownership of more than 15% of the outstanding securities of the securities with voting rights of any class of the Company or any of its subsidiaries; or (iii) the Company or any of its subsidiaries issues or sells more than 15% of its outstanding securities of any class of voting securities of the Company or any of its Subsidiaries; or

(b)               Any sale (except the sale of inventory in the normal business operation), lease (except the lease in normal business operation), exchange, transfer (except the sale of inventory in stock in the normal business operation), license (except the nonexclusive licensing in normal business operation), acquisition or disposition (except those in relation to liquidation or winding up of the Company or any of its subsidiaries) of any one or more business item or assets that constitute or make up 15% or more of the consolidated net income, net earnings or assets of the Company and its subsidiary.

“Board” means the board of directors

“Business day” means any day other than those days on which the banks within New York City in New York State are required or permitted to close.

“CFIUS” means Committee on Foreign Investment in the United States.

“Closing” means refer to Article 2.2.

“Closing Date” means refer to Article 2.2.

“Code” means the  Internal Revenue Code of 1986 of the USA, as amended.

“Company”: refer to the recitals of this Agreement.

“Company’s IP” means any and all intellectual property owned, used or held for use by the Company or any of the Subsidiaries.

“Company’s SEC Document” means the documents submitted for filing (not furnished) after the date of 14 May 1996 by the Company in accordance with the Securities Act, Exchange Act and the regulations and rules of SEC.

“Confidentiality Agreement” means the confidentiality agreement entered into by the Company and the Purchaser.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Proposed Transaction” means any transaction proposed in accordance with and subject to the terms of this Agreement and other transaction agreements.

“Contract” means any agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, or undertaking or committee made in written or oral form or other forms.

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“Copyright” means all copyrights, copyrightable works, semiconductor topology, mask work right, and the right to apply for registration of the foregoing rights, including all the authorship, use right, right of publication, right of reproduction, right of distribution, right of performance, right of conversion, moral right and ownership to copyrightable works, semiconductor topology work and mask work, all the registration right and the right to update and renew the registration, and any other rights and interests arising under the international copyright, semiconductor topology and mask work conventions.

“Company Law” means the Company Law of Nevada State.

“Director” means a member of the Board of Directors of the Company.

“Disclosure Schedule” means the disclosure schedule has been prepared by the Company and to has been delivered to the Purchaser on the date of this Agreement.

“EDGAR” the computer system used to receive, accept, review, and disseminate the documents to SEC in electronic form.

“Effective Date” refer to the recitals hereof.

“Encumbrance” means any lien, pledge, hypothecation, guaranty, mortgage, security interest, encumbrance, claim, infringement, intervention, option, right of first refusal, preemptive right, community property interest and the restriction of any nature (including any restriction on voting rights pertaining to any security, any restriction on transfer of any securities or other assets, any restriction on the right to receive any proceeds derived from any assets, any restriction on use of any assets, and any restriction in any other nature on the right to possess, exercise or transfer the title to any assets).

“Entity” means any corporation (including any non-profit corporations), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any joint company limited by shares, Limited Liability Company).

“ESPP” refer to Article 6.3(b) (1).

“Exchange Act” means Securities Exchange Act of 1934, as amended.

“GAAP” means Generally Accepted Accounting Principles.

“Governmental Authorization” means (a) any permission, license, certificate, franchise, approval, change, release, registration, qualification or authorization issued, granted, made or otherwise provided by and under the authority of Government Agencies or on the basis of the requirements made by any Legal Requirement; or (b) any right granted in accordance with any Contract concluded with Governmental Agencies.

“Government Agency” means (a) administration of nation, state, unions, province, territory, county, municipality, district or other jurisdiction of any nature; (b) governments of federal, state, local, municipality, foreign country or other government, or (c) any government or quasi-government authorities (including any government branch, department, office, commission, agency, officials, organization, units, organs or Entities and courts or other tribunals).

“IP” means any and all intellectual property rights and other similar proprietary rights owned, used or held for use under license in any jurisdiction throughout the world, whether registered or not, including the rights in the following respects: (a) Trademark and the goodwill in connection with it; (b) Patent, invention, disclosure of invention, discovery, improvement, whether it may be patented or not; (c) Trade Secret and confidential information and the right to prevent any person from using and disclosing such trade secret and confidential information; (d) all works (whether copyright may be obtained therefor or not), Copyright and database (or other information, data works or other combination of information); (e) software, including date file, source code, object code, firmware, mask works, application programming interface, computerized database and other specification and information related to software; (f) design and industrial design; (g) Internet domain name; (h) right of publication and other right to use individual’s name and other information; (i) moral rights; and (j) petition, cause of action and defense related to current, previous and future enforcement of all the above-mentioned rights; the rights set forth in all the items from (a) through (i) include the registration, application for registration and update and renewed registration of such rights with any Government Agency within any jurisdiction.

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Execution Version

“Issued Patent” means all issued patents, re-issued or reviewed patents, revivals of patents, patent for utility models, certificate of invention, patent registration and extensions of patent issued by United States Patent and Trademark Office or other Government Agency, regardless of the nationality or official name of such patents.

“Knowledge” means, for the Company, Knowledge refers to what the CEO, CFO or general legal counsel of the Company or its subsidiaries actually knows; for the Purchaser, it refers to what the CEO, CFO and the president of the Purchaser actually knows.

“Litigation” means any action, suit, lawsuit, arbitration, proceeding (including any civil, criminal, administrative, investigation or appeal proceeding), hearing of witness, inquiry, auditing, inspection or investigation initiated, filed, carried out or heard by or otherwise involving any courts or other Government Agency or arbitrator or arbitration court.

“Legal Requirements” refer to laws, statute law, constitution, rules of common law, resolution, ordinance, code, edict, decree, provisions, rules, decision or requirements of federal, state, local, municipality and foreign country issued, enacted, adopted, promulgated, implemented or otherwise put into effect under the authority or authorization of Government Agencies (or by NASDAQ).

“License Agreement” means any written or oral Contract licensing any right or interest in or any right to use or utilize any IP, and any alteration of such contracts (including license agreement, sub-license agreement, consultation agreement, research agreement, development agreement, distribution agreement, agreement on permission of use, customer or client contract, agreement for co-existence, waiver of claim and reconciliation, exclusive of sale of product in normal business operation).

“Lien” means any pledge, lien, guaranty, mortgage, and encumbrance or security interest of any nature.

“Material Adverse Effect” means any event, condition, circumstance, development, change, effect or matters that, individually or collectively, is or would reasonably be expected to have material adverse effect upon the following items: (i) overall business, conditions (in finance or other respects), assets or operating fruits of the Company or its Subsidiaries taken as a whole; or (ii) the Company’s capacity to complete the Proposed Transaction or perform any of its obligations hereunder; but the above (i) or (ii) is exclusive of any event, condition, circumstance, development, change, effect or matters arising owing to the following reasons: (A) changes in general conditions of economy, regulation or politics, or in general condition in securities, credit loan or financial markets; (B)general change or development of the business in which the Company or its Subsidiaries operate, including any change of Legal Requirements having impact upon such business; (C) Negotiation, execution, announcement, existence or performance of this Agreement or the Proposed Transactions, including (x) any expenses or expenditures incurred in connection therewith, and (y) the impact of the above-mentioned conditions upon clients, suppliers, employees and regulating authorities; (D) The identity of the Purchaser or its Affiliates as the acquirer of the Purchased Shares; (E) The Company’s compliance with this Agreement, or any action taken by the Company under this Agreement or as required or agreed expressly by the Purchaser after the signing date of this Agreement; (F) any terrorist acts, war, natural disaster or events related to weather; (A) change in GAAP or interpretation of GAAP; (H) change in share price or trading volume of common shares (but this (H) item may not be interpreted as “any change, event, circumstance, development, matter or condition that leads to such change in price or trading volume does not constitute or lead to material adverse effect upon the Company” ); (I) failure to realize any internal or publicized forecast, expectation or estimation of revenue or profit for any period or any downward revision forecast thereof (but this (I) item may not be interpreted as “any change, event, circumstance, development, matter or condition that leads to such failure does not constitute or lead to material adverse effect upon the Company”), or (J) any action, litigation, investigation or proceeding initiated or threatened by any holder of the equity of the Company in person or on behalf of the Company on the basis of the principle of derivations in connection with or arising out of any transaction proposed in this article (including the Proposed Transactions contemplated herein), exclusive of any action, litigation, investigation and proceeding initiated or threatened by any senior management officer or director of the Company; in the above items numbered with (A), (B) and (F), however, if the change or development mentioned therein may be reasonably expected to have seriously disproportionate adverse effect upon the whole of the Company and its subsidiaries (compared with other enterprises in the equal size in the same trade), such change or development may not be taken as exceptions.

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Execution Version

“Material Contract” shall have the meaning set forth in Section 3.7.

“NASDAQ” shall have the meaning set forth in Recitals.

“Off-Balance Sheet Arrangement” means off-balance sheet arrangements as defined in Item 303(a)(4) of Regulation S-K of the SEC.

“Order” means any order, injunction, judgment, decree, ruling, stipulation, assessment, or arbitration award of any Governmental Body or arbitrator.

“Party” or “Parties” shall have the meaning set forth in Recitals.

“Patent” means the Issued Patents and the Patent Applications.

“Patent Application” means all published or unpublished no provisional and provisional patent applications, reexamination proceedings, invention disclosures, and records of invention.

“Person” means any individual, entity or Government Agency.

“Board” shall have the meaning set forth in Article 5.1 (a).

“Proprietary Right” means (a) (i) Issued patents; (ii) Patent application; (iii) Trademark, virtual enterprise name and domain name registration; (iv) Copyright; (v) Trade secret; and (vi) all other ideas, invention, design, manufacturing and operating specifications, technical data and other intangible assets, IP and rights (whether such intangible assets, property or rights are protected by taking proper measures according to relevant Legal Requirements); or (b) The right to use or utilize the above-mentioned items ..

“Proxy Statement” refers to Proxy statement issued to the shareholders of the Company in connection with the shareholders’ meeting of the Company.

“Purchase Price” refer to Article 2.1. .

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Execution Version

“Purchased Shares” refer to the recitals hereof.

“Purchaser” refer to the recitals hereof.

“Purchaser’s Disclosure Schedule” means the disclosure schedule compiled by the Purchaser to be presented to the Company on the signing date of this Agreement.

“Registered Copyright” means all copyright for which the registration has been made with the U.S. Copyright Office or other Government Agency or the application for registration has been submitted.

“Registered Trademark” means all trademarks for which the registration has been made with the United States Patent and Trademark Office or other Government Agency or the application for registration has been submitted.

“Regulation S-K” refers to Regulation S-K of SEC.

“Representative” refers to senior management officer, director, employee, manager, agent, lawyer, accountant, consultant or representative of a Party or its Affiliate.

“SEC” refers to the U.S. Securities and Exchange Commission.

“Securities Act” refers to the Securities Act of 1933, as amended.

“Subsidiary” refers to Entity owned directly or indirectly by other Persons actually or through registration and such Persons own (a) securities or other interest of this entity with voting rights in a volume enough to qualify this Person to appoint are least a majority of the members to the board of directors or other management authority, or (b) at least 50% of the outstanding equity or economic interest of this entity.

“Tax” refers to any tax collected, imposed or levied on the strength of the power of or authorization by any taxation authorities that have the power to collect, impose or levy taxes and charges (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem duty, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax), collection, levy, duties (including any customs duties) or expenses, and any and all relevant charges or sum (including penalty, fine and interest).

“Tax Return” refers to any return (including any information reporting return), report, statements, declaration, schedule, notification, announcement, form, selection, certificate or other document or information submitted or to be submitted as required to any taxation authorities or to any taxation authorities for registration in connection with the determination, levy, collection or payment of any tax, or administration, implementation, enforcement or observation of any Legal Requirements concerning any tax (including estimation of tax).

“Tax Authority” refers to any Government Agency responsible for administering or collecting any Tax.

“Trade Secret” refers to all product specifications, data, know-how, formula, ingredient, processes, designs, sketches, photos, figures, drawings, samples, inventions and ideas, research and development, manufacturing or sales approach and processing, clients name list, current and potential client’s requirements, price list, market research, business plan, computer software and program (including object code), computer software and database technology, system, structure and composition (and the relevant course, formula, ingredient, improvement, know-how, invention, discovery, concept, idea, design, method and information) and any other information in any form of record that are in compliance with the definition of trade secret made in the relevant laws on protection of trade secret.

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Execution Version

“Trademark” refers to (a) all trademarks, service marks, marks, logo, insignias, design, name or other symbol; (b) application for registration of trademarks, service marks, marks, logo, insignias, design, name or other symbol, and (c) trademarks, service logo, logo, sign, design, name or other symbol that have been registered.

“Transaction Agreement” refers to the shareholder agreement as attached to this Agreement.

Article 2
Sales and Purchase

2.1.      Sales and Purchase of the Purchased Shares.

Subject to the terms and conditions of this Agreement and in reliance upon the respective representations and warranties made by the Parties hereunder, the Company hereby agrees to issue, sell and deliver, and the Purchaser hereby desires to purchase, the Purchased Shares, at the Closing, at the price of USD 1.82 per share ("Purchase Price") with the aggregate Purchase Price of USD 10,000,000.

2.2.      Closing

Subject to the terms and conditions contained herein, the closing of the Purchased Shares (hereinafter referred to as "Closing") shall take place on November 3, 2017 (which is deemed as "Closing Date").

2.3.      Deliveries at Closing

(a)               Company Deliveries. The Company shall, upon Closing:

(i)                 Submit application for stock certificate of the Purchased Shares (or appropriate evidence of book-entry registration of the Purchased Shares in the name of the Purchaser that are in book-entry form);

(ii)              Other documents related to the Transaction acceptable to the Parties.

(b)               Purchaser Deliveries. The Purchaser shall, upon Closing, deliver to the Company:

(i)                 The aggregate Purchase Price in US Dollars before October 24, 2017 with immediately available funds, to the designated account of the Company via wire transfer in accordance with the written instructions of the Company; and

(ii)              other agreements, certificates, instructions, documents and items referred to in Article 6 and Article 7 in a form and substance reasonably acceptable to the Company; and

(iii)            other documents related to the Transaction acceptable to the Parties.

2.4. Registration of Share

The Company shall use its best efforts to register the Purchased Shares within twelve (12) months after having received Purchase Price in full from the Purchaser in accordance with the Securities Act and the applicable laws of the competent state.

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Execution Version

Article 3
Representations, Warranties and Covenants of the Company

Disclosure information of the Company shall include: (i) any information disclosed in the Company's SEC Document prior to the date of this Agreement, excluding any factual disclosure related to risk factors, risk disclosure in Disclaimer and any risk disclosure in the predictable or forward-looking disclaimer or others statements in essence included in the Company's SEC Document; (ii) corresponding contents in the Disclosure Schedule. In addition to paragraphs (i) and (ii), the Company hereby represents warranties and covenants to the Purchaser, as follows:

3.1          Organization and Structure.

(a)               Company. The Company is an enterprise duly incorporated, validly existing and in good standing under the laws of Nevada, its jurisdiction of incorporation. In any jurisdiction where the character of the Company’s property that is owned, leased and operated by it, or the nature of its business makes such qualification necessary, the Company is a foreign firm with good standing and of qualification or ability required, except that such failure to be so qualified or in good standing would not have a Material Adverse Effect on the Company. The Company has obtained requisite corporate power and authorization that are necessary to own, use and lease various properties thereof, and operate any business it is now being conducted as described in the Company's SEC Documents.

(b)               Subsidiary (ies). All Subsidiaries of the Company have been listed in Article 3.1(b) of Disclosure Schedule (hereinafter referred to as "Subsidiary/Subsidiaries"), including the name of the Subsidiary, its jurisdiction where such Subsidiaries were incorporated or established, registered capital (including the percentage ownership held directly or indirectly by the Company and other equity holder of subsidiary). All Subsidiaries listed in Article 3.1(b) of Disclosure Schedule are duly incorporated, validly existing and in good standing under the laws of the jurisdiction of incorporation. In any jurisdiction where the character of the Subsidiary’s property that is owned, leased and operated by it, or the nature of business makes such qualification necessary, the Subsidiary is a foreign firm with good standing and of qualification or ability required, except that such failure to be so qualified or in good standing would not have a Material Adverse effect on the Company. All Subsidiaries have obtained requisite corporate power and authorization that are necessary to own, use and lease various properties thereof, and operate any business as it is now being conducted. Unless otherwise stated in Article 3.1(b) of Disclosure Schedule, each subsidiary is a wholly owned subsidiary of the Company.

3.2          Due Authorization.

The Company has any and all requisite corporate powers and authorizations that are necessary to enter into and deliver this Agreement and each of the Transaction Agreements, to perform any obligations referred in preceding agreement to reach any proposed transactions, subject to receipt of Shareholders’ approval (if applicable). Other than receipt of the Shareholders’ approval, the execution, delivery and performance of this Agreement, Proposed Transactions have been duly and properly authorized through the Company’s actions on the part of the Company that are necessary. The Company has duly and validly entered into and delivered this Agreement and each of the Transaction Agreement and assuming that the other parties hereto have been duly authorized, formally entered into and delivered this Agreement and each of the Transaction Documents as well, the terms of aforesaid agreements shall constitute the valid and binding obligations of the Company, against which the Company can be enforced in accordance with its terms, provided, however, that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws which are generally are affecting the rights of both creditors and the Parties, and such enforcement may be subject to the basic principles of equity (regardless of whether in common law or in equitable legal proceedings) (hereinafter referred to as "Enforcement Exceptions").

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Execution Version

3.3          Non-violation.

Subject to approval of the Shareholders (if applicable), the execution, delivery and performance of any Proposed Transaction and all Transaction Documents shall:

(a)               not conflict with certification of incorporation, rules and regulations of the Company;

(b)               not require any consent, waiver, approval, order, authorization or permit of ,or registration, filing with or notification to, except for those that have been obtained, except that (i) the filing is required by SEC; (ii) any consent, approval, orders, authorizations, regulation, declarations and filling required by state securities regulations or Blue Sky Laws; (iii) approval of the Shareholders on Proposed Transaction; (iv) a conclusion by CFIUS that there is no national security that request further examination this Agreement, Proposed Transaction, and related Transaction Documents; and (v) such approvals, waiver, authorizations, permit or registration, if not obtained or made, would not have a Material Adverse Effect;

(c)               neither breach or violate any terms, conditions or articles of any material contracts as the filing of annexes of the Company's SEC Document, nor constitute any faults under such terms, conditions or articles (with or without notice or lapse of time or both), and even not create any right of termination, forfeiture, cancellation or acceleration, transfer fees, guaranteed payment or a loss of material interest, except for such conflicts, violations, breaches, terminations, cancellation or accelerations, transfer fee, guaranteed payment or loss of material interest not, individually or in the aggregate, would not have a Material Adverse Effect are excepted;

(d)               upon reasonable inquiry and to the knowledge of the Company, not conflict with or violate the provisions of order, wit, injunction, judgments, decree, statute, rules or regulations applicable to the Company or any Subsidiary or any assets or properties thereof, except for such conflicts or violations which would not result in a Material Adverse Effect; or

(e)               not create any Lien, Encumbrance, clam, security interest or restrictions on any material assets or properties or shares or capital stock of the Company or any Subsidiary under any Material Contract, except which would not result in Material Adverse Effect.

3.4          Consent

The Company has, or will have, prior to the Closing Date, given any notice to or obtained and Consent from any third party required in connection with the execution and delivery of this Agreement or the consummation or performance, execution, delivery and performance of the Proposed Transaction under the Transaction Agreements, except where the failure to provide such notices or obtain such Consent would not result in a Material Adverse Effect.

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Execution Version

3.5          Share Capital

As of September 30, 2017:

(a)               The authorized shares of the Company consists of 1,500,000,000 common shares, 16,500,000 Series E Preferred Shares and 7,000,000 Series A Preferred Shares (hereinafter referred to as "Preferred Share(s)"):

(b)

(i)               62,264,495 shares of common shares are issued and outstanding, all of which have been duly authorized and validly issued, and are fully paid, non-taxable and issued pursuant to applicable federal and state securities act; the issuance thereof doesn’t in violation of any preemptive right or similar rights to subscribe for or purchase shares.

(ii)              0 common share is held by the Company as treasury shares.

(iii)            3,118,181 common shares are reserved for the Company's Stock Option or other Company's Benefits Plans.

(c)               7,000,000 Series A Preferred Shares have (has) been issued.

(d)               Any bonds, debentures, notes or other indebtedness or, (other than common shares) other securities of the Company shall neither be entitled to vote on any matters on which the Shareholders may vote, nor be converted into or exchange for any securities having such voting right.

(e)               Except as set forth in Article 3.5 (b), there are no outstanding subscription right, option, right, warranties, convertible securities, stock appreciation rights, phantom equity or other similar agreements or commitment that obligates the Company to for issue, transfer, sell, redeem, buy-back or otherwise obtaining any shares of its share capital of any class.

(f)                No preemptive right, co-sale right, registration right, right of first refusal or other similar rights exists in relation to the issuance and sales of Purchased Shares, and there is no any shareholder agreement, voting power agreement or other similar agreement in relation to the common shares to which the Company is a party.

(g)               The Purchased Shares to be sold under this Agreement have been granted with requisite authorization, upon issued and paid for in accordance with the terms of this Agreement, will be duly and validly issued and paid in full, and be the non-taxable shares issued and fully paid in accordance with applicable federal and state securities act, and the issuance thereof doesn’t in violation of any preemptive right or similar rights for subscribed or purchase security.

3.6          Legal Proceedings.

(a)               To the knowledge of the Company, there is no pending legal procedure (i) that has been commenced by or against the Company or any of its Subsidiaries that could individually or in aggregate, reasonably be expected to have a Material Adverse Effect; or (ii) that challenges, or that would reasonably be expected have the effect of preventing, delaying, illegalization or otherwise interfering with any of the Proposed Transactions.

(b)               To the knowledge of the Company, no legal procedures that should be disclosed are discovered under the pending contents above has been threatened.

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(c)               There are no order, injunction, judgment, decrees, rulings, stipulation, assessment or arbitration award that is made by Government Agency or arbitrator(s) outstanding against the Company or any Subsidiary thereof, which may constitute Material Adverse Effect, individually or in aggregate, upon reasonable expectations.

3.7          Contract; Non-violation.

All of the Material Contracts have been filed as the Company's SEC Document prior to the date of this Agreement and publicly available on EDGAR.

3.8          Compliance with Legal Requirements and Government Authorizations

(a)               Both the Company and any Subsidiaries thereof have been compliance with any existing or previous Legal Requirements that are/were applicable to the Company and any Subsidiaries, their conducts, business operation or ownership of assets or use, save the nonconformance circumstances that not (or will not) severally or jointly constitute Material Adverse Effect are expressly excluded.

(b)               Neither the Company nor any Subsidiary thereof has received any written notices or, to the knowledge of the Company, any other communication, issued by any Government Agency, all of which are related to (i) any actual, alleged, possible and potential violation or failure of Legal Requirements (which are not corrected thereafter) without residual responsibilities, or (ii) any actual, alleged, possible and potential obligations requesting the Company or any Subsidiary thereof to take any remedial actions of any kind or bear the cost of such remedial actions.

3.9          Insurance

Except for the situations that do not have any Material Adverse Effect, (a) any and all policies of the Company and any Subsidiaries thereof are valid and fully paid any due and payable premiums; (b) neither the Company nor any of its Subsidiaries thereof have never breached or been in default any policies, neither the Company nor any of its Subsidiaries has taken any action, or failed to take come certain actions which may, with notice or after a certain period, constitute a violation, lack of, permit of termination or modification of any such policies; and (c) such policies are sufficient for compliance with (i) any Legal Requirements applicable to the Company's commercial operations stated in the Company's SEC Document, and (ii) the express requirements of all Contracts to which the Company and any Subsidiaries thereof as a party or by which the Company and any Subsidiaries thereof are restricted in other ways. The Company has provided the Purchaser with a true, accurate and complete copies of all material insurance policies held by or on behalf of the Company, except those which have not been modified and contain all attachments and exhibits submitted prior to the signing of this Agreement as the Company's SEC Document, which has been announced by EDGAR system (if applicable). Neither the Company nor any Subsidiaries thereof has received any written notice from or on behalf of any insurance carrier issuing policies or binder relating to or covering the Company or any Subsidiaries which will cancel the existing insurance or cause nonrenewal of the existing policy (including both formal and provisional insurance policies), or will need to change the equipment or any improvements to real estate occupied or leased to or by the Company or any Subsidiaries, purchase additional equipment or materially change the method of production and management.

3.10      Rights and Interests of Senior Executives and Directors of the Company.

Except for circumstances which would not lead to a Material Adverse Effect, to the knowledge of the Company, except for any facts all of which have been disclosed in the Company's SEC Document prior to conclusion of this Agreement, and except for normal rights and benefits of the Shareholders, and rights under the Company's Benefits Plan and Stock Option of the Company, no senior executives or directors of the Company or any Subsidiaries or their respective Affiliates (except for the Company and any Subsidiaries thereof) shall have any rights and benefits in any assets used by the business of the Company and any Subsidiaries thereof, in any suppliers, distributors or customers of the Company and any Subsidiaries thereof, or in any other relationship, contract or understanding established and created with the Company and any Subsidiaries thereof (beneficiary rights or personal rights and interests, whether tangible or intangible).

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3.11      Compliance with U.S. Foreign Corrupt Practices Act and Other Applicable Anti-corruption Laws.

To the knowledge of the Company, the Company or any Subsidiaries or the directors, senior executives, agents or employees of the Company or any Subsidiaries (i) has (have) not used any funds for unlawful contribution, presents, gifts and entertainment or other unlawful expenses relating to political activities; (ii) has (have) neither provided any unlawful payment to any foreign or domestic governmental officials, staff, political parties and campaign, nor gone against with Foreign Corrupt Practices Act, 1977, as amended, and federal, foreign, state and other anti-corruption and anti-bribery laws or any similar Legal Requirements applicable to the Company or any Subsidiaries thereof. The Company and any Subsidiaries thereof has established corresponding guidelines, policies, procedures and control measures to ensure to observe various anti-corruption and anti-bribery laws or any similar Legal Requirements promulgated by U.S. federation, domestic and foreign

3.12      Internal Control.

(a)               The Company and its Subsidiaries thereof have, in accordance with requirements of Exchange Act, implemented and maintained a complete set of internal control systems over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) of Exchange Act) which are capable of ensuring the reliability of financial reporting and that the financial statements are prepared as per GAAP for any external purposes.

(b)               Upon the date when the Company files its latest financial statement with the SEC as per Form 10-K:

(i)                 there have not been any change in the internal control system for the financial reporting of the Company or its Subsidiaries thereof that is likely to have a significant impact on such internal control systems;

(ii)              the Company has disclosed to external audit institution and Audit Committee of the Board all great defects and main disadvantages existing in design or operation in terms of internal control system of financial reporting and that may have adverse effect on the Company and any Subsidiaries thereof with respect to the ability of record, process, summary and reporting of various financial information;

(iii)            the management or relevant employees that may have significant influence on the internal control system of financial statement of the Company and any Subsidiaries thereof have not been involved in any fraudulent conduct, whether such fraudulent conduct is material or not.

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3.13      Financial Statements.

(a)               As at filing, any financial statements (including notes thereto (if any)) contained or referred in the Company's SEC Document complied in all material respects with the rules and were prepared as per GAAP and capable of fairly presents the consolidated financial position of the Company and its consolidated Subsidiaries at the respective filing dates, as well as consolidated operating results and consolidated cash flows (unaudited statements shall, if any, observe any other adjustment referred in normal year-end audit adjustment and statements and notes thereto) upon termination of corresponding accounting periods of the Company and its consolidated Subsidiaries; GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of SEC) shall be consistently observed in the foregoing time limit (except as otherwise stated in statements and notes thereto).

(b)               The Company or any Subsidiaries thereof have or are not subject to any off-balance sheet arrangements.

3.14      Solvency of the Company.

The Company is, and after giving effect to this Agreement, the Proposed Transaction and the Transaction Agreements, will be solvent which, for the purpose of Article 3.15 hereof, means that the fair and present value of the Company's property and assets is greater than the aggregate amount of any debts and liabilities as they become absolute and matured thereof.

3.15      Title to Properties and Assets; Lien, etc.

The Company has lawful and valid title to its properties and tangible assets, including properties and assets reflected in the latest balance sheet included in the financial statements of the Company and the Company's SEC Documents. Except for the circumstances that would not have a Material Adverse Effect, the Company has lawful and valid leasehold interest to its material leasing real estate. The material leasing real estate above is free from any mortgage, pledge, lien, leasing, encumbrance or litigation in any case, except for the following circumstances (a) those the above-mentioned major leasing real estates have generated from tax which have not constituted any debt default; (b) a small real estate lien or encumbrances which do not caused significant depreciation of assets and not significantly impair the operation capability of the Company; and (c) those have otherwise arised from normal business operation. The Company is incompliance with all important clauses of any lease agreements to which the Company is a party or which is binding on the Company.

3.16      No Undisclosed Liabilities.

Except for those referred in Article 3.16 of Disclosure Schedule and the items listed hereinafter, as of the date of this Agreement, the Company and its Subsidiaries thereof shall be free from liabilities or obligations in any nature (whether absolute liabilities, accrued liabilities, contingent liabilities, determined liabilities, determitable liabilities, choate liabilities, inchoate liabilities, or other types of liabilities or obligations) required to be disclosed in the balance sheet prepared in accordance with GAAP in material aspects, except for: (a) the liabilities and obligations reflected or retained in the consolidated balance sheet of the Company and any Subsidiaries thereof as at June 30, 2017, or in the footnotes set forth in the Quarterly Financial Report of the Company as at June 30, 2017(Form10-Q); (b) current liability generated in normal business operation recorded as per principle of consistency as at June 30, 2017 ; (c) any liability and obligation in relation to the Proposed Transaction, this Agreement and the Transaction Agreements; or (d) all kinds of liabilities in any nature, which would not individually or in the aggregate, reasonably to be expected to exceed USD300,000.

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3.17      No Material Adverse Changes.

Except that other written materials have been provided to the Purchaser in terms of Proposed Transaction through the Company's SEC Document or other information by the Company prior to the date of this Agreement, as of October 1, 2017:

(a)               no change or progress that may incur Material Adverse Effect in a reasonable manner occurs;

(b)               no declaration, setting aside or payment of any dividend or other distribution related to the shares of the Company; the Company and any of its Subsidiaries have not repurchased, redeemed or otherwise acquired any outstanding shares of capital shares or of other securities of, or other ownership interests in, the Company or any of its Subsidiaries; or

(c)               no damage, destruction or casualty loss has suffered, which may individually or in the aggregate have Material Adverse Effect, whether or not covered by insurance.

3.18      Report Status.

The Company has filed or furnished (as applicable) with SEC, within 12 months prior to the Agreement Date, all forms, documents, proxy statements and reports that are required to be submitted prior to the Agreement Date by the Company. The Company's SEC Document complied, in all material respects, with applicable requirements of the Securities Act and the Exchange Act, as well as the rules and regulations promulgated by SEC thereunder, as of the date of their respective filing, or as of the date of the last amendment or supplement if such amendment or supplement has been made prior to Date of this Agreement, and the information contained therein did not contain any false statement or omissions in respect of material facts that it is required to be stated or necessary to make the statements therein, and the preparation thereof is not misleading.

3.19      No Manipulation of Stock.

The Company has not taken or will not , in violation of applicable law, to take measures that are designed or reasonably expected to cause ordinary shares to be manipulated unlawfully (for the purpose of facilitating the sale or resale the Purchased Shares) other than the ordinary course of business.

3.20      Investment Corporation.

None the Company or any of its Subsidiaries are the "Investment Company" defined in Investment Company Act 1940, as amended from time to time.

3.21      Anti-takeover Statute.

"Fair price", "moratorium", "controlling share acquisition", "business merger" or any other similar anti-takeover statute or regulations (including Section 203 of the Company Law) enacted under any federal, state, local or foreign laws applicable to the Company are not applicable to this Agreement, Proposed Transaction and the Transaction Agreement. The Board has taken any and all measures to ensure that the restrictions of "business merger" contained in Section 203 (as defined in Section 203 under the Company Law) will not applicable to the execution, delivery or performance of this Agreement, Proposed Transaction, and the Transaction Agreement.

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3.22      Private Placement.

The Company has not taken any measures to sell, offer to sell or solicit offers to purchase any securities of the Company which may cause the offer, issuance or sales of the Purchased Shares, as contemplated by this Agreement, falling in the circumstances in Section 5 of Securities Act, except that such offer, issuance or sales is the exemptions from the provisions in Section 5 of the Securities Act.

3.23      Full Disclosure.

None of the information provided or to be provided by or on behalf of, the Company for inclusion or incorporation in the proxy statement, will contain any false statement or omissions in respect of material facts that it is required to be stated or necessary in order to make the statements, and the preparation thereof is not misleading, when the proxy statement are sending to the Shareholders of the Company or General Meeting. The proxy Statements will, in form and in all aspects, comply with the provisions of the Exchange Act and any rules and regulations promulgated by SEC thereunder.

3.24      Broker Charge.

No broker, intermediary or investment banker is entitled to any brokerage, intermediary remuneration or other fees or commissions based on arrangements made by or on behalf of the Company in connection with the Proposed Transaction.

3.25      Advisors.

The Company has reviewed legal and tax consequences of the Proposed Transaction with respect of federal, state, local and foreign laws with its own legal and financial advisers. In such matters, the Company relies solely on the above-mentioned advisers, rather than any written or oral statement or representation made by the Purchaser or the agent thereof.

3.26      Transactions with Affiliates.

Except for the disclosures made in any Company's SEC Document, the Company or any Subsidiary thereof and other Affiliates has not entered into any transactions to be disclosed as per Section 404 of Regulation S-K under the Securities Act, or a series of corresponding transactions, agreements, arrangements or understandings, and any transaction or a series of related transactions to be implemented at present.

3.27      No Other Representation.

In addition to the representations and warranties contained in Article 3, neither the Company nor any other person who acts on behalf of the Company makes any representation and warranty, express or implied, with respect to the Company, its Subsidiaries or with respect to any information provided to the Purchaser in relation to the Proposed Transaction. Neither the Company nor any other person will have or be subject to any responsibilities or obligation of indemnification to the Purchaser, which are caused by provision to, or use by, the Purchaser with respect to such information, including any information, documents, lantern slide, forecast or other estimations, or plans or budgets of future revenues, expense or expenditure, as well as the future operating results (or any part thereof) of the Company or any of its Subsidiaries made available to the Purchaser in a certain "data rooms" (in electronic or other forms) or management expectations of Proposed Transaction, except that such information has been expressly included in a representation and warranty in Article 3.

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Article 4
Representations, Warranties and Covenants of the Purchaser

4.1.        Representations, Warranties and Covenants of the Purchaser.

The Purchaser hereby represents, warrants and covenants with the Company as follows:

(a)               Given that the manpower and resources that could be actually input by the Affiliate in the purchase of the Purchased Shares contemplated hereby, the Purchaser is knowledgeable sophisticated and experienced, and is qualified, to make investment decisions in relation to the investment in the shares (including investments in any issued securities of the Company) as if those made with respect to the Purchased Shares.

(b)               The Purchaser or its legal advisers, accountants or other investment advisors have requested, received, reviewed and considered all information (including the Company's SEC Document) which it/they consider(s) relevant to the decision making to purchase the Purchased Shares;

(c)               The Purchaser, solely for its own benefit, is acquiring the Purchased Shares in accordance with its ordinary course of business for investment only and with no present intention of distributing any Purchased Shares, or making any arrangements or reaching any understanding with any other person in terms of the distribution of the Purchased Shares;

(d)               In addition, the Purchaser knows that the share certificate representation such Purchased Shares of the Purchaser shall bear the following legends:

The Securities represented by this share certificate have not been registered under the Securities Act 1933 (as amended from time to time and hereinafter referred to as the "Securities Act"), and may not be issued, sold, transferred, pledged or hypothecated without a valid registration statement for such Securities under the Securities Act, an opinion issued by a legal counsel to the satisfaction of the corporation that registration is unnecessary under the Securities Act, or unless such offer, sales, transfer or hypothecation is in compliance with the requirements of Regulation 144 under the Securities Act or such other Exemption from registration.

The Securities represented by this share certificate can be transferred only in accordance with provisions of an agreement entered by and between the Company and the Shareholders, and a duplicate of such agreement has been submitted to and kept by the company secretary.

(e)               The Purchaser has independently reviewed and analyzed the business, assets, status, operation and prospect of the Company and its Subsidiaries thereof, and the Purchaser acknowledges that it has been permitted to, for such purposes, to access to the property, premises and records of the Company and its Subsidiaries thereof. Further, in entering into this Agreement, the Purchaser solely depends on the its own investigation and analysis, and acknowledges that the Company or any Subsidiaries thereof or their respective representatives, has/have not made any warrants or representations, express or implied, in terms of the accuracy or completeness of any information provided to the Purchaser or any representatives of the Purchaser except for the warrants and representations made in Article 3. Without limiting the generality of foregoing, none of the Company or any Subsidiaries thereof or their respective representatives made any warranty or representation to the Purchaser in terms of (a) any assumptions, estimates or budgets of the Company or its Subsidiaries; or (b) any materials, documents or information (except for those expressly and specifically covered by warrants and representations made in Article 3 and specific provisions) pertaining to the Company or its Subsidiaries and provided in the form of "data room (in electronic or other forms), confidential momentum or other forms.

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(f)                As of the Closing Date, the Purchaser is not Affiliated with, or an Affiliate of any other shareholders of the Purchaser.

(g)               The Purchaser is an “Accredited Investor” (as defined in Rule 501(a)) under the Securities Act and has sufficient fund to complete the Proposed Transaction hereunder.

4.2.        Other Commitments.

(a)               Any information provided or to be provided by or on behalf of the Purchaser for inclusion in the proxy statement shall be without false statement or omissions in respect of material facts that it is required to be stated or necessary in order to make that statements therein, and the preparation thereof is not misleading. Any information provided or to be provided by or on behalf of, the Purchaser for inclusion or incorporation in the proxy statements in the form of reference, shall be without false statement or omissions in respect of material facts that it is required to be stated or necessary to make the statements therein, and the preparation thereof is not misleading, when the proxy statements are sending to the Shareholders of the Company or during the General Meeting.

(b)               In order to complete the Proposed Transaction, the Purchaser agrees that it shall use commercially reasonable efforts to carry out and do all necessary, appropriate or desirable actions and things in order to secure and maintain the government approval of the place where the Purchaser is registered and required by the execution, delivery and performance of this Agreement and other Transaction Documents. The Parties shall, in a timely manner, inform the other party the receipt of any substantial notices and communications with regard to relevant government approvals from government department or any person on its behalf. In addition, the requested party shall, upon request of the other party, provide the status update of relevant government approvals to the requesting party.

4.3.        Further Representations, Warranties and Covenants of the Purchaser.

The Purchaser further represents, warranties and covenants with the Company that:

(a)               The Purchaser is a company or limited partnership, where applicable, validly exists under the laws having jurisdiction of its organization thereupon with good standing.

(b)               The Purchaser has any and all requisite corporate powers and authorizations, where applicable, that are necessary to enter into and deliver this Agreement, and to perform any obligations under this Agreement and Proposed Transaction. The execution, delivery and performance of this Agreement and the completion of any Proposed Transaction have been duly and properly authorized through all necessary actions of the Purchaser. The Purchaser has duly and validly entered into and delivered this Agreement, and the terms of aforesaid agreements shall constitute the valid and binding obligations against the Purchaser, pursuant to which the Purchaser can be enforced (assumed that the Agreement has been authorized, signed and delivered by the Company as well), except for the exception that such enforcement has been limited by compulsory performance;

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(c)               The execution and delivery of this Agreement, the purchase of the Purchased Shares to be acquired by the Purchaser under this Agreement, as well as the performance by the Purchaser of its obligations hereunder:

(i)               will not conflict with the Articles of Association, rules and regulations or other similar organizational documents of the Purchaser;

(ii)              will not require any consent, waiver, approval, order, authorization or permission of , or permission to register, file or give notice of any regulatory authority, administrative agency or other Government Agency (unless consent, waiver, approval, instruction, authorization or permission of , or permission to register, file or give notice have been obtained or CFIUS concludes that there is no issues of national security that sufficient to warrant further examination on this Agreement and the Proposed Transaction; or

(iii)            will not conflict or violate any orders, writ, injunction, judgments, decrees, statute, rules or laws applicable to the Purchaser;

4.4.        Title to Shares.

As of the date of this Agreement, neither the Purchaser nor the Affiliate has, directly or indirectly, owned beneficially, or of record, any equity or other securities or any option, warrant, (corresponding articles adopted as per Regulation 13d-3 of the Exchange Act), or held or obtained the equity or other securities of the Company or any other right of economic benefits through derivative securities (except for the part pertaining to the Purchaser herein).

4.5.        Broker’s Charge.

Neither the Purchaser nor the Affiliate has taken actions that may cause the Company to agree or become liable for paying any brokerage, intermediary remuneration or other fees or commissions in terms of the Proposed Transaction; also, there is no corresponding arrangement made in the name of the Purchaser or any of the Affiliate.

4.6.        Financing.

The Purchaser shall, at the Closing Date, prepare sufficient funds to cover the Purchase Price and the fees and expenses incurred by the Purchaser in connection with the Proposed Transaction.

Article 5
Supplementary Agreement

5.1          Board Representative.

Any of the following shall be based on the fidiuciary duties applicable to the Board, the directors (whether they are nominated, appointed, delegated or voted) and the Purchaser:

(a)               On or prior to the Closing, the Board shall procure the number of directors to be seven (7) (hereinafter referred to as "the Board") immediately after the Closing. The Parties agree that the Board shall include a director that is reasonably acceptable to the Board and designated by the Purchaser prior to the expiration of the entrusted period (hereinafter referred to as the "Purchaser's Director").

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(b)               The Purchaser's Director shall, at any time, be eligible and qualified as the member of the Audit Committee of the Board, the Nomination Committee of the Board and the Corporate Governance Committee (such qualification shall be determined pursuant to rules and regulations of the SEC and applicable NASDAQ Listing Standards).

(c)               The Parties shall, in accordance with Section 14(f) under Exchange Act and Regulation 14f-1 promulgated hereby, take all necessary actions for the purpose of performing the obligations under Article 5.1 hereof, and shall include in the Proxy Statement such information pertaining to the Purchaser's Director and any other information required under Regulation 14f-1. The Purchaser shall, within 15 Business Days after the date of the Agreement, provide to the Company, in writing, with any information that the Purchaser is responsible for and required by Section 14(f) under Exchange Act and Regulation 14f-1 pertaining to the Purchaser, its senior executives and the Affiliates and the Purchaser's Director.

5.2          Maintaining Listing; Report Obligation.

From the date of this Agreement to 2017 General Meeting, except as otherwise agreed by the Purchaser, the Company shall make reasonable efforts to maintain as follows:

(a)               The Company shall make commercially reasonable efforts necessary to remain in compliance with the NASDAQ Continuing Listing Standards.

(b)               The Company shall, continuously, file all reports to the SEC as per Exchange Act even if the Company is not subject to report requirements thereunder;

(c)               The Company shall continue to operate its business in the ordinary course consistent with past practices; and

(d)               The Company shall make commercially reasonable efforts to keep the existing business structure substantially unchanged and continue to employ its current senior executives and key technical staff in their respective current positions.

5.3          Use of Funds.

The Company shall use the Purchase Price paid by the Purchaser under this Agreement for the normal operation and development of the Company in accordance with the Articles of Association and other bylaws of the Company, except otherwise approved by the Board.

5.4          Anti-dilution.

After completion of Proposed Transaction , if any issuance and sales of any Shares, or modification of the Articles of Association, or recombination, integration, equity sales, merge or sale of assets, or any actions to be taken that may cause the Purchaser's Shares in the Company to be diluted, such action shall be subject to the approval procedures in accordance with corresponding bylaws of the Company and applicable laws (including but not limited to the approval of the Board). Notwithstanding foregoing, the Company shall not issue or sell any Shares at a price lower than the Purchase Price without the prior written consent of the Purchaser.

5.5          Restrictions on the Share Transfer.

The Company shall ensure, from the date of the Agreement and without prior written consent of the Purchaser, that Sun Seven Stars Media Group (including substantial shareholders and Affiliates thereof), as the controlling shareholder of the Company, shall not, directly or indirectly, sell, transfer, liquidate or otherwise dispose of all or any part of the Shares of the Company or any other rights interests attached thereto, or set any Encumbrance in terms of such Shares or rights and interests; provided, however, that the transfer of all or any part of such Shares or any other rights interests attached thereto by Sun Seven Stars Media Group to its controlling enterprises or Affiliates (or the enterprises that Sun Seven Stars Media Group will obtain substantial control thereupon after such transfer) shall not be subject to such restriction.

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5.6          Right of First Refusal.

From the date of this Agreement, if Sun Seven Stars Group (and its substantial shareholders and Affiliates thereof), as controlling shareholder of the Company, transfers the Shares held in the Company upon written consent of the Purchaser, the Purchaser shall have the preemptive rights in preference to any of existing shareholders and any third Parties to purchase all or part of the Shares to be transferred under the same conditions.

5.7          Tag Along Rights.

If Sun Sven Stars Group (and its substantial shareholders and Affiliates thereof), as controlling shareholder of the Company, transfers, directly or indirectly, the Shares held in the Company to any third partyand the Purchaser fails to exercise the Preemptive Right for such Shares, the Purchaser shall be entitled to, wholly or partially, transfer its Shares held in the Company to such third party at the same price and under the same terms and conditions. If the Purchaser exercises the Tag Along Right under Article 5.7, the Company shall ensure that the transferee shall purchase the whole or part of the Shares of the Company to be transferred as per the request of the Purchaser by exercising such Tag Along Right, at the same price and conditions

5.8          Liquidation Preference.

In any Liquidation Event (including the entry of liquidation procedure of the Company, discontinuing operation or dissolution, sales of substantial part of assets or business of the Company), the Purchaser shall have the preemptive right in preference to other Shareholders of the Company to obtain (a) the amount equivalent to all the Purchase Price and any declared but undistributed dividend (hereinafter referred to as "Preferential Liquidation Amount"); or (b) after the Purchaser has obtained the Preferential Liquidation Amount, all the Shareholders of the Company shall distribute the remaining property according to their respective shareholding ratio.

5.9          Preferential Treatment.

After completion of the Proposed Transaction, the Company shall ensure that the Purchaser is entitled to enjoy such rights automatically if any other rights granted by the Company is superior to those entitled by the Purchaser.

5.10      Affiliate Transaction.

After completion of the Proposed Transaction, if so required by the business of the Company, the Company or its Subsidiaries and other Affiliates other than the Subsidiaries need to reach Affiliate Transaction, the Company shall enter into written agreements at the market price in accordance with the principle of fairness and equity, and then perform corresponding procedures of General Meeting and the Board as per the bylaws of the Company (including but not limited to the rules regarding affiliate voting rights avoidance and internal decision-making process) and disclose pursuant to the requirements of Article 404 of Regulation S-K promulgated under Securities Act.

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5.11      Further Assurance.

The Parties agree that they will, after execution of this Agreement, cooperate at any time or from time to time and, upon request of the other Party, enter into and deliver any supplementary files or documents, and even take further actions that may be reasonably required by the other Party and which are used for proving, completing or achieving the purposes of the Parties under Article 5. The Parties agree to execute the Transaction Document for the purpose of the agreements under Article 5.

Article 6
Pre-closing covenants

6.1           General Provisions

Each Party to this Agreement shall make commercially reasonable efforts to take all actions and to engage in all matters which are necessary, appropriate or advisable to complete the Proposed Transaction and bring it into force.

6.2           Notification and Consent

The Company shall make commercially reasonable efforts to quickly obtain approval and consent from any third Party that is necessary to complete the Proposed Transaction as soon as practicable.

6.3           Business Conduct

From the effective date to the termination date of this Agreement or Closing Date (whichever is the earlier), unless expressly agreed or permitted by this Agreement or with the prior written consent of the Purchaser (the Purchaser shall not unreasonably refuse or delay the consent or add conditions to the consent), or specified by applicable legal requirements, the Company and its Subsidiaries shall run business in the ordinary course of business according to past practice. The Company shall make commercially reasonable efforts to (I) keep substantially intact its existing business organization and capital structure, keep available the services of its existing executives and employees and keep the business organization of the Company and its Subsidiaries substantially intact , and (II) maintain its relationship and goodwill with all suppliers, customers, landlords , creditors, licensors, licensees, employees and other Persons who have business relationships with the Company and each of its Subsidiaries. Under the premise of not limiting the foregoing general applicability, except for matters set out in Disclosure Schedule 6.3, or as expressly formulated or permitted by this Agreement, or specified by applicable legal requirements, in case of any of the following matters will lead to any Material Adverse Effect on the Purchaser in this deal, the Company agrees that from the effective date to the earlier of the termination date of this Agreement or Closing Date, the Company shall not, and shall not permit any Subsidiaries to, directly or indirectly, engage in or agree to engage in any of the following matters Closing Date:

(a)               (A) declare , set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) with regard to any of its share capital or other stocks or voting interests, , except for dividends by the Company's direct or indirect wholly-owned Subsidiaries to its parent; (B) split, combine or reclassify any of its share capital or other stocks or voting interests( among which exchange rate is determined by the Board of Directors after consultation with the Purchaser), or issue or authorize to issue any other securities in respect of, in lieu of, or in substitution of its share capital or other stocks or shares of voting interests,; (C) purchase, redeem or otherwise acquire any share capital or any other securities of the Company or any of its Subsidiaries, or any options, warrants or rights of any such shares or other securities (except for the shares of any Company’s stock options or shares of restricted stock which are specified by relevant forfeiture conditions or used to meet the requirement of withholding tax); or (D) take any action, resulting in any changes in the terms of the debt securities (including its exchange price thereof) of the Company or any of its Subsidiaries;

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(b)               Issue, deliver, sell, pledge or otherwise any shares of its share capital, any other stocks or voting interests, or convert or exchange any other securities of these shares, interest or security, or acquire or receive any options, warrants or rights of these shares, interest or security, or any stock appreciation rights, phantom stock awards, or any other rights that is connected to ordinary shares or Company value or any part thereof set encumbrance in any way (except for the following two items: (1) the issuance of ordinary shares after the exercise of the Company's Stock Option or the exercise of the prescribed rights under the existing terms of the Employee Share Purchase Plan (hereinafter referred to as "ESPP"), and (2) the granting of the rights specified by the terms of ESPP , to the extent required by the legal requirements or any contracts or the regulations of Company’s Benefits Plan that are valid on the effective date

(c)               Revise or propose to revise its certificate of incorporation or bylaws (or similar organizational documents), to influence or become one Party of any merger, consolidation, exchange of shares, business combination, capital reorganization or similar transaction;

(d)               In addition to the matters performed in the course of routine business based on past practice, formulate, revise or terminate any material tenancy or sublease of real estate (whether as a lessor, sublessor, lessee or sublessee), or fail to exercise the right to renew any material tenancy or sublease of real estate;

(e)               (A) Waive, release, transfer, pay, discharge, settle or satisfy any material claim or litigation (including any shareholder claim and any shareholder action in connection with this Agreement, any other Proposed Transaction or other aspects), but it excludes the following two situations: (i) the payment of involved monetary compensation, and the monetary compensation equal to or lesser than the amount (if any) reserved specially on the consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2017 which is included in the Company's SEC Documents, or the single or total amount of the monetary compensation does not exceed USD 300,000; or (ii) there is no material influence on the continuous operation of the Company in the case of non-monetary results;

(f)                To enter into any significant contract:

(i)                 Except for matters in the course of routine business in accordance with past practice, or in the case of automatic renewal or extension of validity;

(ii)              If completion of Proposed Transaction or compliance by the Company with the terms of this Agreement will contravene or cause any contravention or breach or failure to comply with any terms of any such contract (whether or not such contravention or breach or failure to comply is required to be notified or required for a period of time), or lead to the termination, cancellation or acceleration of any obligation or cause loss of material benefit due to encumbrance of properties or assets of the Company or any of its Subsidiaries, or cause encumbrance of properties or assets setting of the Company or any of its Subsidiaries, or cause any increase, addition, acceleration or security of any right or interest under any terms of the contract; or

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(iii)            It is intended to restrict the business activities of the Company or any of its Subsidiaries or any of its Affiliates in any way, or restrict the freedom of the Company or any of its Subsidiaries or any of its Affiliates to compete in any business area or with any Person or in any geographical area.

(g)               Revise, modify, change or terminate any material contract with the Company and any of its Subsidiaries as a Party, or waive, exempt or transfer the rights or claims under the contract, each of which does not include the activities in daily operation process;

(h)       Any collective bargaining agreements or other labor union contracts adopted or applied to employees of the Company or any of its Subsidiaries, except as provided by applicable law requirements;

(i)       Hire a new employee for a new position at the annual base salary of more than 300,000 US dollars, or employ an independent contractor with a condition that must send a notice ahead of thirty-three(30) days or less time for dismissal so as to avoid a fine.

(j)       Increase remuneration or benefits or pay bonuses in any way to any executive or director of the Company or any of its Subsidiaries, unless such remuneration increases and bonus payments are set forth on Disclosure Schedule Article 6.3 (j).

(k)       Increase remuneration or benefits or pay bonuses in any way to any other employee, executive or independent contractor of the Company or any of its Subsidiaries, unless such remuneration increases or bonus payments are made for non-executive officers in accordance with past practice, or performed in accordance with the current corporate benefit plan or any contract or applicable legal requirements;

(l)       Except for abiding by the requirements of laws any valid contract or corporate benefit plan in effect on the date of this Agreement

(i) Pay any benefit which has not been stated in any contract or corporate benefit plan effective on the date of this Agreement to any employee, executive, director or independent contractor of the Company or any of its Subsidiaries, (ii) Grant any rewards under any corporation benefit plan, except for awards disclosed to the Purchaser prior to the date of this Agreement (including granting Company stock options, stock appreciation rights, stock-based or equity-related awards; performance units, or restricted stock or restricted stock units, or exempt from any existing restrictions of any contract or corporate benefit plan, or grant awards under any contract or corporate benefit plan)

(iii)       Take any action to finance any future payments under any contract or Company benefit plan or to ensure, in any other way, payment of remuneration or benefits under the above contract or corporate benefit plan,

(iv)       Take any action to accelerate the vesting or payment the remuneration or benefits under any contract or corporate benefit plan,

(v)       Adopt, conclude or amend any corporate benefit plan, but except for concluding an Employ Letter with a new employee in the ordinary course of business according to the past practice, and the Employ Letter should stipulate that such employment is subject to any employment principle, without severance pay, unless otherwise required by applicable law, or

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(vi)       Make any material decision in accordance with corporate benefit plan, and this decision is not made in the course of daily business in accordance with past practice;

(m)        (A) Fails to comply with past practice to withhold the tax payable by the Company or any of its Subsidiaries to accrue a reserve in its books and records as well as in the financial statements, (B) Settle or compromise to deal with any major tax-related action with the amount which is higher than the reserve for such tax liability  in the Company's financial statements, or (C) make, alter or revoke any significant tax options ;

(n)       Unless otherwise required by GAAP or applicable law, change its financial year, revalue any of its significant assets or make significant changes to the financial or tax accounting method, principles or practices;

(o)       Take action (or no action), if this action (or inaction) would or may reasonably cause (A) that the Company's qualified statement and warranties set forth in this Agreement are substantially no longer true (qualified), or (B) the Company's incompletely-qualified statements and warranties set forth in this Agreement are no longer true in any material respect;

(p)       Keep all the important insurance policies mentioned in Article 3.9 fully effective; and

(q)       Authorize, commit, resolve or agree to take any of the foregoing actions.

6.4           Reserved business.

The Company shall make reasonable commercial efforts to maintain its business and property substantially unchanged, including its current operating capabilities, including but not limited to the Company's R & D functions, physical facilities, working conditions, insurance policies, and relations with the lessor, licensor, suppliers, customers and employees (including but not limited to existing executive management and key technology employees). The Company shall be entitled to make adjustment based on the actual market circumstances.

6.5           Visit and Investigation

The Company shall allow the Representatives of the Purchaser, in normal business hours and with reasonable prior notice, to view the Company's or all Company-related premises, property, personnel, account books, records (including tax records), contracts and documents in a manner that does not interfere with the normal operation of the Company. During the period from the effective date to the date of delivery or to the termination of this Agreement in accordance with Article 10 of this Agreement, the Company shall and should urge the Representatives of the Company and its Subsidiaries (i) to provide the Purchaser and its Representatives with channels to reasonably view the Company and its Subsidiaries’ Representative, personnel and assets, books, records, tax return, working papers and other documents as well as the additional data and information relating to the financial, operational and other aspects of the Company and its Subsidiaries and, at the request of the Purchaser, provide the Purchaser with copies of the above information, and (ii) at the request of the Purchaser, to prompt its executives to consult with the Purchaser about the Company's business status frequently. In addition, the Company shall promptly provide the Purchaser with copies of all significant operating and financial statements prepared by the Company and its Subsidiaries for the management of the Company, including copies of the unaudited monthly consolidated financial statements; and (B) any other written reports or other written materials reasonably requested by the Purchaser. Notwithstanding the contrary provision in this Agreement, the Company does not need to provide any access to any of the following information or documents: (i) Information or documents which shall not be provided to the Purchaser and its Representatives according to the Legal Counsel’s advice, reasonably determined by the Company, as well as according to the applicable legal requirements; (ii) Information or documents that must be kept confidential by the Company or any of its Subsidiaries, in accordance with its contract or agreement with a third Party; (iii) Information or documents that the Company has reasons to affirm that it would constitute a waiver of privileges of lawyers and customers or other privileges of the Company according to the Legal Counsel’s advice; or (iv) copies of all minutes or deliberations of the Board meeting, or any presentation file, the Board’s information or other materials provided to the Board in connection with the Proposed Transaction or any Alternative Transactions, except as expressly provided in Rule 6.8 of this Agreement. In the case where the conditions of the foregoing sentence apply, both Parties shall make commercially reasonable efforts to make proper alternative arrangements. The Purchaser shall not (and should urge its Representative shall not) use any information obtained under this Article 6.8 for the purposes unrelated to this Agreement or the Proposed Transaction. The investigation conducted by the Purchaser or its Representative shall not affect both Parties’ representations, warranties, commitment or undertakings set forth in this Agreement. All information obtained under this Article 6.5 shall be kept confidential in accordance with the requirements of the Confidentiality Agreement.

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6.6       Notices.

(a)       From the effective date to the Closing Date or the earlier termination of the Agreement subject to Article 10 thereof, each Party shall inform the other Party of each event below in written within one (1) Business Day after occurrence of any such event:`

(i)       Any event, condition, fact or situation which occurs or exists on or before the signing date of the Agreement may cause or constitute the material inaccurate statement or guarantee given by the Party before the signing date of the Agreement;

(ii)       Any event, condition, fact or situation which occurs during the period from the effective date of the Agreement to the Closing Date may cause or constitute the Material Adverse Change;

(iii)       A serious violation of any commitment under the Agreement occurs;

(iv)       Any event, condition, fact or situation may cause the failed satisfaction or failed prompt satisfaction of conditions under Article 7; and

(v)        (A) Any notice or others sent by any person claim that the Proposed Transaction needs or may need the consent of such Person; and (B) any major claim is to be proposed, proposed or alleged against such Party, any Affiliates thereof or Proposed Transaction or relevant threat.

(b)       Any notice sent under Article 6.6 shall not limit or otherwise influence any representations, warranties covenants or obligations of each Party under the Agreement.

6.7       Confidentiality and publicity

Any information or document provided by one Party of the Agreement for the other Party (including but not limited to the Agreement or any information or document prepared by one Party based on any such information or document during the Proposed Transaction process (excluding the public information and documents in each case) shall be deemed as confidential and proprietary information and shall not be disclosed to an third Party except as set forth in Article 6.7. Notwithstanding the foregoing provisions, the content of Article 6.7 shall not (A) forbid each Party from disclosing the information received from the other Party as stipulated in Article 6.7 after obtaining the consent of the other Party; (B) forbid both Parties cooperating and coordinating for compliance with requirements of any law including Securities Act, Exchange Act, applicable rules and regulations of SEC; (C) forbid each Party from disclosing the Agreement, Proposed Transaction; or (D) any other necessary act for the Proposed Transaction in the view of both Parties. Both Parties shall negotiate before releasing any press or making an open statement in any other way related to the Agreement, Proposed Transaction. Unless required by laws or specified otherwise by NASDAQ, both Parties shall not release such press or make such open statement before negotiation, under which, both Parties shall try to negotiate with any other Party through reasonable commercial efforts before such acts above.

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6.8       No soliciting.

(a)       Subject to the remaining provisions of Article 6.8, the Company agrees that from the Effective date to the Closing Date, the Company shall not conduct or permit any Subsidiary thereof or any Company Representative and Subsidiary Representative to conduct any following event: (i) to solicit, initiate or encourage deliberately, induce, promote or adopt any other act for advocating submission of any inquiry, proposal and offer, which would or may through the reasonable prediction cause any acquisition proposal; (ii) to discuss or negotiate with any person about or giving a reply to the Acquisition Proposal or about the inquiry or intent expression which may cause the Acquisition Proposal through the reasonable prediction, provide such person with any confidential information related to the Company or any Subsidiary thereof or cooperate with such person any other way; (iii) to approve, consent to or recommend any acquisition proposal; or (iv) to enter into any letter of intent, similar document or any contract (except for the acceptable confidentiality agreement, which contains regular limitation about such person’s usage and disclosure of all confidential information in written or oral provided by the Company or any Representative thereof and which shall rank with the confidentiality agreement at the aspect of favorable degree for the Company) for the proposal of or related to any Acquistion Transaction. Notwithstanding anything to the contrary contained herein, only if the provisions about the standstill agreement which are still valid on the signing date of the Agreement require the Company to invite the counterparty to submit the Acquisition Proposal , the Company may be exempted from such provisions above; if the other Party of the other Party of the standstill agreement requires such exemption above clearly, the Company shall grant such exemption under the Agreement to the extent that the other Party can provide one since the Acquisition Proposal in written positively, after which, the Company could only adopt acts specified in Article 6.8 and the standstill agreement shall be deemed invalid.

(b)       Notwithstanding anything to the contrary contained in Article 6.8(a), if during the period from the signing date of the Agreement to the date obtaining the approval of shareholders for the Proposed Transaction(as the deadline in each case), (i) the Company has already received a bona fide written unsolicited Acquisition Proposal submitted positively by any third party without violation of Article 6.8or any standstill agreement or similar agreement, and (ii) the Board of Directors (after consulting with the foreign legal counsel and financial counsel) determines in good faith that such Acquisition Proposal constitutes, or may cause through the reasonable prediction, a superior proposal, then subject to Article 6.8(c), the Company may (A) provide any confidential information thereof and of any Subsidiary Subsidiary thereof for any third party of such Acquisition Proposal and (B) discuss or negotiate about such proposal with such third party provided that the Company shall not or permit any Representative thereof to disclose any confidential information to any third party before entering into any acceptable confidentiality agreement (containing regular limitation about such person’s usage and disclosure of all confidential information in written or oral provided by the Company or any Representative thereof and containing terms no less favorable to the Company than the terms of the Confidentiality Agreement Company) and (y) shall provide the Purchaser promptly with any confidential information provided already to any third Party other than the Purchaser after providing the same for such third Party (within 24 hours afterwards); and the Company shall not adopt any act specified in Item (A) or (B) above unless the Board of Directors determines in good faith that the omission would violate the fiduciary duties thereof against the Company shareholders subject to relevant laws after consulting with any foreign legal counsel and financial counsel. The Board of Directors shall not adopt any act specified in Item (A) or (B) above unless the Company sends a written notice about the intent of adopting the act above at least one (1) Business Day prior to adoption of the same. Without limiting the generality of foregoing provisions, the Company acknowledges and agrees that if any Representative of the Company or any Subsidiary thereof violates or adopts any act against any limitation provision of the two sentences above, the Company shall be deemed to violate Article 6.8(a) no matter such Representative has or doesn’t have the intention to be on behalf of the Company or any Subsidiary thereof upon acting.

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(c)       Within the period from the effective date to the Closing Date, if the Company or any Representative thereof receives any Acquisition Proposal or any request related to any Acquisition Proposal from any person for any confidential information of the Company or any Subsidiary thereof or any request for checking the business, real estate, assets, account books or records of the Company or any Subsidiary thereof, the Company shall inform the Purchaser promptly (within 24 hours afterwards). The Company shall provide a written notice and explain the identity of the person putting forward the proposal, instruction or request as well as relevant items and conditions. The Company shall undertake that the buy will be informed of such Acquisition Proposal, intent expression or request conditions or details properly through reasonable efforts and shall also (within 24 hours afterwards) provide the Purchaser with copies for all written letters and correspondence sent, provided or received by the Company and any Representative thereof for any acquisition proposal.

(d)       On the effective date, the Company shall stop immediately and require terminating any current discussion with any person about any acquisition proposal. If the Company or any Subsidiary or Representative thereof has once provided such person with any confidential information related to the Company or any Subsidiary thereof, then the Company shall require such person (or the proxy or counsel thereof) to return or destroy all such information held.

(e)       Unless specified by Article 6.8(a) otherwise, the Company agrees not to exempt any person or permit any person to be exempted from any duty or obligation under the “confidentiality agreement”, “standstill” or other similar agreement concluded with the Company or any Subsidiary thereof and shall implement forcedly or require relevant Parties to implement each agreement above through reasonable commercial efforts as requested by the Purchaser.

(f)       The provisions of Article 6.8 will not forbid the Company or Board of Directors from adopting and disclosing the standpoint proposed subject to Item 14e-2(a) of Exchange Act to shareholders in direct ways or indirect ways through the proxy thereof or complying with Item 14d-9 of Exchange Act (or conducting any similar communication with the Company shareholders), or (ii) negotiate with the Company shareholders about “stop, watch and listen” subject to Item 14d-9(f) of Exchange Act (or conducting any similar communication with the Company shareholders) provided that the Board of Directors determines in good faith that the failure to do so would violate the fiduciary duties thereof against the Company shareholders subject to relevant laws after consulting with any foreign legal counsel and financial counsel; Article 6.8(f) shall not be constructed to allow Board of Directors or any member to change advice in the proxy statement or adopt any act of Article 6.8(b) except for cases permitted by Article 6.11(c)(i) or Article 6.11(c)(ii).

6.9       Investment Company law.

The Company agrees to take necessary steps to guarantee that it will not become the “investment Company” specified by 1940 Investment Company Law (Amended) through adoption of necessary measures.

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6.10       Proxy statement (if applicable).

(a)               Under practical conditions, the Company shall prepare (within 45 days after the effective date in each case) the Company Proxy Statement draft related to the general meeting of shareholders as soon as possible. The Company shall provide a reasonable opportunity for reviewing and evaluating the draft for the Purchaser and register the Company proxy statement draft with SEC once the draft is accepted by both Parties reasonably. Under practical conditions, the Purchaser shall (within 15 Business Days after the effective date) provide the Company as soon as possible with all information to be included necessarily in the Company Proxy Statement or to be included commonly by the Proxy Statement prepared for the transaction proposed under the Agreement, which is related to the Purchaser, executives, affiliates and directors of the Purchaser; and the Purchaser shall urge the Representative thereof to cooperate with the Company’s Representative on the proxy statement preparation, assist in and support SEC handling or any opinion put forward by any worker thereof.

(b)       The Company shall, through the reasonable commercial efforts, (i) give a reply as soon as possible under practical conditions after receiving any advice or the data supplementation requirement about the proxy statement from SEC, and (ii) send the proxy statement as soon as possible to the shareholders on the signing date of the Agreement. The Company shall (A) inform promptly the Purchaser after receiving the advice or requirement above of the same, and (B) provide the Purchaser and any Representative thereof with all copies for all letters between the Company (and Representatives thereof) and SEC (and workers thereof). If the Company or the parent Company finds any information related to the Company, the Purchaser or any Affiliate thereof or Representative thereof before the general meeting of shareholders of the Company, which shall be included into the amended content or supplementary data of the proxy statement for guaranteeing such statement free from any misrepresentation about any major fact or any omission of any major fact to be included necessarily in such statement and guaranteeing the representation free from errors in specific situations, then the Party finding such information shall inform the other Party of the same promptly and report the proper amendment content or supplementary data describing such information to SEC for filing with distributing the same to shareholders. Notwithstanding the foregoing provisions, before replying to SEC’s advice or requirements or filing or sending the proxy statement (or the amendment content or supplementary data), the Company (x) shall provide the Purchaser and the Representative thereof with reasonable opportunities for reviewing and evaluating any proxy statement draft, and (y) shall include all reasonable opinions of the Purchaser or the Representatives thereof into the draft, letter and filing document. (if applicable).

(c)       Unless the Board of Directors cancels, amends or revises opinions thereof subject to Article 6.11(b), the proxy statement shall include opinions of the Board of Directors.

6.11       Approval of Company shareholders (if applicable).

(a)       The Company shall, subject to requirements of applicable laws, adopt all necessary measures for convoking, sending notices and holding the general meeting of shareholders and conduct voting on approval of the acquired shares issuance and sale as well as any other Proposed Transaction to be approved by shareholders on the general meeting of shareholders (hereinafter referred to as “Company Stockholders Meeting”) subject to requirements of relevant laws and provisions of the Company certificate of incorporation or bylaws. The Company shall submit such proposal to shareholders at the Company Stockholders Meeting and shall not submit any other proposal (excluding the proposal about executives’ salary specified by Item 14a-21(c) of Exchange Act) to shareholders in such meeting before obtaining the written consent of the Purchaser (the Purchaser shall not refuse or delay such consent arbitrarily or add conditions for the consent). The Company (after negotiation with the Purchaser) shall set a separate record date for one person with a right to be informed of the general meeting of shareholders and voting right and shall not change such date (including the date for the Company Stockholders Meeting convoking, adjourning or delay) before obtaining the written consent of the Purchaser (the Purchaser shall not refuse or delay such consent arbitrarily or add conditions for the consent). The Company shall, within 120 days after the effective date, negotiate with the Purchaser and select the date for convoking the meeting; however, the Company may delay such meeting for receiving and replying to SEC’s advice. Without violating Article 6.11(c), the Proxy Statement shall include the Board of Directors’ advice on the Proposed Transaction approval of shareholders through voting, which includes but not limited to the acquired shares issuance and sale and any other proposed transactions to be approved by shareholders subject to requirements of relevant laws and provisions of the Company certificate of incorporation or the bylaws(the recommendation of the Board of Directors shall be called as “Board Recommendation”). The Company shall undertake that all proxies shall be enrolled subject to requirements of all applicable laws.

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(b)       Subject to Article 6.11(c), the Board of Directors or any member thereof shall not: (i) withdraw or modify the Board Recommendation in any way adverse to the Purchaser, or approve or put forward any proposal about withdrawal or amendment of the Board Recommendation in any way adverse to the Purchaser, or adopt any other act of open or secret disclosure, which may be constructed as disapproval of the Board of Directors or any member thereof on the agreement or doubt on the compliance of the agreement and Proposed Transaction are in the best interest of the shareholders; (ii) fail to reaffirm the Board Recommendation unconditionally or state openly that the agreement and the Proposed Transaction comply with the Company shareholders’ best interests unconditionally within five(5) Business Days after the written request about adoption of relevant acts put forward by the Purchaser; (iii) fail to declare publicly that the Board of Directors suggests refusing such acquisition or exchange offer within ten (10) Business Days after sending the tender offer or exchange offer related to the Company securities; (iv) fail to release the news for declaring the advice against such Acquisition Proposal within ten (10) Business Days after an announcement of any acquisition proposal; (v) approve, permit or recommend any Acquisition Proposal; or (vi) decide or plan to adopt any act specified by Items (i)-(v) above in the sentence (namely “Change in Recommendation”).

(c)       Notwithstanding anything to the contrary contained in Article 6.11(b), the Board of Directors may, before shareholders vote for the agreement, change advice thereof or require the Company to effect a Change in Recommendation as the case may be:

(i)       provided that (A) the Company receives one Acquistion Proposal for the trade defined by the word “ Superior Proposal” after the signing date of the Agreement, which hasn’t been withdrawn; (B) the unsolicited bona fid written offer is not received or given as a direct or indirect result of violating (failed compliance with) the Agreement, the Confidentiality Agreement, any “standstill” agreement or any other similar agreement where the Company or any Subsidiary enjoy any right or undertake any obligation; (C) the Company shall send a written notice to the Purchaser about the meeting date and duration, clauses, terms and conditions of the offer as the basis of acts taken by the Board of Directors (including one copy of the final agreement draft about the offer) as well as the offer or identity at least five (5) Business Days prior to the date for the Board of Directors meeting convoked by the board for determining whether the offer is a Superior Proposal; (D) the Board of Directors, after obtaining and considering advice of the independent financial counsel and foreign legal counsel, determines in good faith that the offer constitutes, or would reasonably be expected to lead to a Superior Proposal; (E) Within five(5) Business Days after the written notice received by the Purchaser from the Company for confirming that the Board of Directors considers the offer as a Superior Proposal, the Board of Directors doesn’t effect or cause the Company to effect a Change in Recommendation ; (F) Within such five (5)Business Days, as required by the Purchaser, the Company shall negotiate with the Purchaser in good faith for amending the Agreement to the extent that the offer which is deemed to a Superior Proposal originally fail to constitute Superior Proposal; (G) upon the end of such five(5) Business Day above, the offer isn’t withdrawn and still constitutes a Superior Proposal(after negotiation based on Item (F) or other clauses, taking the Purchaser’s change advice on provisions of the Agreement into consideration); (H) the Board of Directors, after obtaining and considering advice of the foreign legal counsel, determines in good faith that it’s necessary to change the Recommendation based on a Superior Proposal and make itself comply with the fiduciary duties for the Company shareholders subject to relevant laws (what needs to be grasped here is that if any provision of the better proposal changes, then Article 6.11(c)(i) shall be applicable to the offer after amendment as it is a new offer); or

(ii)       Provided that (A) the situation has the major development or change before the signing date of the Agreement, which is unknown by and beyond the reasonable prediction of the Company, any Subsidiary thereof or any Representative thereof before the signing date of the Agreement (the major development or change of the situation is called as a “Intervening Event ”); (B) the Company shall send a written notice to the Purchaser ab out the meeting date and duration and clauses at least five (5) Business Days prior to the date for the Board of Directors meeting convoked by the board for determining whether it’s necessary to change its Recommendation or urge the Company to do the same due to the Intervening Event; (C) Within such five(5)Business Days, as required by the Purchaser, the Company shall negotiate with the Purchaser in good faith for amending the Agreement to the extent that the Board of Directors needn’t change its Recommendation or urge the Company to do the same because of the Intervening Event; and (D) the Board of Directors, after obtaining and considering advice of the foreign legal counsel, determines in good faith that it’s necessary to change the Recommendation based on the Intervening Event and make itself comply with the fiduciary duties for the Company shareholders subject to relevant laws.

6.12       Cooperation and submission of data to the supervision authority

(a)       Each Party shall cooperate mutually and adopt (or urge to adopt) all acts needed for completing the Proposed Transaction through reasonable commercial efforts.

(b)       The Company shall, subject to requirements of administrative orders, constitution, laws, rules, regulations, statute laws or treaties of any federation, state, region, municipal administration, foreign country, international, transnational or others, conduct and complete all major filings and notification needed for completing the Proposed Transaction, which include but not limited to the necessary fillings submitted to SEC; and shall submit promptly any additional data related to the Agreement and the Proposed Transaction, which is required to be submitted together with the filings and notification above. The Purchaser shall cooperate with the Company in any major filing related to the Proposed Transaction required by relevant laws.

6.13       Notices and other data to be submitted to CIFUS (if applicable)

In accordance with Article 721 of Defense Production Act in 1950 (including the revised versions), both Parties shall, for the Proposed Transaction, prepare and submit any voluntary notice (hereinafter referred to as “Voluntary Notices”) and any filing required later to CFIUS through reasonable commercial efforts. Both Parties shall provide promptly the other Party of the voluntary notice and all information needed upon answering any question of CFIUS or any other relevant governmental authority. Both Parties shall, through reasonable commercial efforts, adopt all necessary measures for obtaining the following conclusion of CFIUS as soon as possible if practical: the Proposed Transaction doesn’t include any national safety problem needed to be reviewed further. Both Parties shall inform the other Party promptly of any substantial notice and letter about the voluntary notice from any governmental authority or any Representative thereof. In addition, as required by one Party, the other Party shall provide promptly such Party with the state update of the voluntary notice.

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6.14       Continued Listing on a National Securities Exchange.

The Company will, through reasonable and necessary commercial efforts, comply with the continued listing standards of NASDAQ. If the Company fails to meet such standards through such efforts above, the Company will achieve the ordinary share listing in another national stock exchange through reasonable commercial efforts.

6.15       Voting agreement (if applicable)

The Company shall, in good faith, urge executives and directors complied with Item 3b-7 of the Exchange Act after the effective date to the voting agreement (hereinafter referred to as “Voting Agreement”), which shall comply with roughly the format in Appendix D attached thereafter.

6.17       Compensation and insurance for directors and executives

The Company and its Subsidiaries maintain, with financially sound and reputable insurers, insurance in such amounts, including deductible arrangements, and of such a character as is, in the judgment of the Board of Directors, reasonable in light of the risks faced by the Company in the conduct of its business. All policies of title, fire, liability, casualty, business interruption, workers’ compensation and other forms of insurance including, but not limited to, directors and officers insurance, held by the Company and its Subsidiaries, are in full force and effect in accordance with their terms. Neither the Company nor any of its Subsidiaries is in default in any material respect under any provisions of any such policy of insurance that has not been remedied and no such Person has received notice of cancellation of any such insurance.

6.18       No control

Any provision of the Agreement shall not be interpreted in any way to grant directly or indirectly the Purchaser any right controlling or directing operation of the Company or any Subsidiary thereof. Before the Closing Date, the Company shall control and supervise the operation thereof and of its Subsidiaries wholly subject to the Agreement.

Article 7
Conditions precedent for the Purchaser to fulfill the closing obligation

The Purchaser shall meet the following conditions before fulfilling any obligation for completing the transaction closing subject and may waive one or several conditions:

The Company shall have already fulfilled all commitments, agreements and conditions under the Agreement from each major aspect, which shall be fulfilled or satisfied on or before the Closing Date except for cases where the failed fulfillment or performance hasn’t caused yet or will not cause material adverse influence solely or wholly through prediction.

7.1       Fulfillment

The Company shall have already fulfilled all commitments, agreements and conditions under the Agreement from each major aspect, which shall be fulfilled or satisfied on or before the Closing Date except for cases where the failed fulfillment or performance hasn’t caused yet or will not cause, whether individually or in the aggregate, Material Adverse Effect

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7.2       Representations and Warranties

Any Representations and Warranties given by the Company in the Agreement shall maintain true and accurate at each aspect before the signing date of the Agreement, without regard to any materiality or Materiality Adverse Effect qualifications contained in them, ( except for representations and warranties given before a certain date, which shall maintain true and accurate at each aspect before such certain date), unless the failure to give such representations and warranties or its content are untrue and inaccurate at each case will not, in the aggregate, cause Material Adverse Effect.

7.3       No orders

Any governmental authority has not released, issued, implemented, executed or entered into any legal provision (including any temporary, primary or permanent bans or other orders), which has already come into force and causes the Proposed Transaction illegal or forbids the proposed transaction.

7.4       Approval of shareholders (if applicable)

The Company shareholder shall have already approved the Proposed Transaction including but not limited to the acquired shares issuance and sale as well as any other aspects of the Proposed Transaction required to be approved by shareholders subject to requirements of relevant laws and the Company registration certificate or the rules and regulations.

7.5       CFIUS conclusion (if applicable)

Both Parties have already received a notice from CFIUS about that it’s unnecessary to review the Proposed Transaction further based on the national safety items.

7.6       Board of Directors appointment

Based on Article 5.1(a) of the Agreement, the Purchaser shall have already obtained necessary resolutions and other documents for making the appointment of directors by the Purchaser comes into force.

7.7       Company certificate

The Purchaser shall have already received one or several certificates from one Company executive, which prove that each condition in Articles 7.1 and 7.2 above has been satisfied and that the Company registration certificate, rules and regulations and copies of shareholders’ resolution approving the Agreement the proposed agreement are valid.

7.8       Horizontal competition

The Company is the only entity possessing their whole technologies and business and engaging into relevant activities. To the knowledge of the Company, the shareholders of the Company don’t engage in any business competed with the Company. The Purchaser shall have already received one document signed by Sun Seven Stars Group, as the controlling shareholder of the Company, based on which, Sun Seven Stars Group undertakes that the company is the only entity possessing their whole technologies and business and engaging into relevant activities, and Sun Seven Stars Group, its controlling shareholder, and its Affiliates, don’t and will not engage in any business competed with the Company.

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7.10       No Competing

The Company will make reasonable efforts to sign the competition prohibition agreement with its executives and core technology personnel, which is accepted by the Purchaser. Based on such agreement, the executives and core technology personnel shall not engage in or help any other person to take part in any other business activity competed with the Company during the tenure and shall not be employed by any enterprise engaging in business related to that of the Company within 2 years after resignation from the Company.

7.11 Transaction Agreement

The Purchaser shall have already received the Transaction Agreement executed by the other Parties to the Transaction Agreement Parties.

Article 8
Preconditions for the Company to fulfill the closing obligation

The Company’s obligation to issue or sell the acquired shares to the Purchaser upon closing is subject to the following conditions and may waive one or several conditions:

8.1       Fulfillment

The Purchaser shall have already fulfilled all agreements and conditions under the Agreement from each major aspect, which shall be fulfilled or satisfied on or before the Closing Date.

8.2       No order

Any governmental authority has not released, issued, implemented, executed or entered into any legal provision (including any temporary, primary or permanent bans or other orders), which has already come into force and causes the Proposed Transaction illegal or forbids the proposed transaction.

8.3       CFIUS conclusion (if applicable)

Both Parties have already received a notice from CFIUS about that it’s unnecessary to review the Proposed Transaction further based on the national safety items.

8.4       Governmental approval

The Purchasers shall have already obtained relevant approval (if necessary) of the government in the place where the Purchaser registers, which is required for signing the Agreement, fulfilling obligations under the Agreement and completing the proposed transaction.

8.5       Executive’s certificate

The Company shall have already received one certificate from one Purchaser’s executive, which proves that conditions in Article 8.1 of the Agreement have been satisfied.

8.6       Transaction Document

The Purchaser has already executed the Transaction Document.

8.7       Approval of shareholders

The Company shareholder (if applicable) and the Board shall have already approved the Proposed Transaction including but not limited to the acquired shares issuance and sale as well as any other proposed transactions required to be approved by shareholders subject to requirements of applicable laws and the Company articles of association or bylaws.

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8.8           Approval of the Purchaser

The Company shall have received a set of valid certificates and the relevant documents of the Purchaser, including but not limited to the Articles of Incorporation, executed resolutions authorizing the performance and completion of the Transaction under this Agreement.

Article 9
Representations, Warranties and Survival; Indemnities

9.1           Representations, Warranties and Survival.

All undertakings, agreements, representations and warranties made by the parties in this Agreement shall survive the execution of this Agreement, the delivery of Purchased Shares to the Purchaser and the payment of the Price, and remain effective for a period of twelve (12) months after the Closing Date (if applicable). This Article 9.1 does not restrict any undertakings or agreements to be performed after the expiry of such 12-month period, as expressly made by the parties in this Agreement.

9.2           Indemnities.

Indemnities. As of the Closing Date, subject to the restrictions referred to in Article 9.6, the Company (hereinafter referred to as the "Indemnifying Party") shall indemnify, hold harmless and defend Purchaser and its senior officers, directors and affiliates (hereinafter referred to as the "Indemnified Party" each or collectively "Indemnified Parties") (as defined below) against the losses arising from or in relation to the breach of the representations, warranties or undertakings contained in this Agreement (as at the date of the making or the date of closing) by Company, includes court costs and reasonable attorneys' fees and expenses. Except for the losses caused by the indemnified Party maliciously known or has gross negligence...

9.3           Matters concerning the third party.

(a)               If any third party informs the Indemnified Party of any matters which may result in a claim against the Indemnifying Party under this Article 9 (hereinafter referred to as the "Third Party Claim"), the Indemnified Party shall forthwith notify the Indemnifying Party in writing, provided however that any delay of Indemnified Party in such notice shall not relieve the obligation of the Indemnifying Party under this Agreement, unless the Indemnifying Party is therefore injured (only in that respect).

(b)               Indemnifying Party is entitled to choose and provide to the Indemnified Party a legal adviser, with whom Indemnified Party is reasonably satisfied, and who will defend for the Indemnified Party with respect to a third party claim, provided that (i) within 15 days after Indemnified Party issuing a third party claim notice, the Indemnifying Party shall notify the Indemnified Party in writing that the Indemnifying Party will defend against the third party claim, (ii) the Indemnifying Party shall provide the Indemnified Party with evidences that the Indemnified Party can reasonably accept, showing that the Indemnifying Party has financial resources to defend against the third party claim, (iii) a third party claim relates only to monetary indemnity, other than an injunction or other equitable remedy for which the indemnified party applies, (iv) if being settled or adversely adjudicated, the third party claim, based on the good faith determination made by indemnifying party, is not likely to establish a precedent or practice, and to adversely affect the continuing interest or reputation of the indemnified party, and (v) the Indemnifying Party makes every effort to bring an allegation and defend against the third party claim.

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(c)               If the Indemnifying Party has made a defense against a third party claim pursuant to Article 9.3(b), (i) the Indemnified Party may, at its own cost and expense, employ a solicitor independently and participate in a defense against a third party claim, provided that it does not affect the dominant status of Indemnifying Party in such defense; (ii) without the prior written consent of the Indemnifying Party (which should not be unreasonably withheld), the Indemnified Party shall not agree to a judgment or conciliation with respect to a third party claim, and (iii) without the prior written consent of the Indemnified Party (which should not be unreasonably withheld), the Indemnifying Party may not agree to a judgment or conciliation in respect of a third party claim, unless the Indemnified Party is completely exempt from the third party claim and any monetary compensation is made by the Indemnifying Party in full.

(d)               If the Indemnifying Party does not control the defense of a third party claim, (i) the Indemnified Party may defend a third party claim and (ii) the Indemnified Party may agree to a judgment or conciliation with respect to a third party claim, without the prior written consent of the indemnifying party. Notwithstanding anything to the contrary in this Agreement, the Indemnifying Party shall not be liable for indemnifying any settlement which has been reached or will be reached by the Indemnified Party without prior written consent of the Indemnifying Party.

9.4           Negative Consequences.

For purpose of Article 9, "Negative Consequences" mean all indemnities, costs, liabilities, responsibilities, losses, expenditures and expenses, including court costs and reasonable attorneys' fees and expenses; however, negative consequences do not include punitive, incidental, indirect and special damages (other than a portion of the damages in respect of any third party claim paid by or on behalf of the Indemnifying Party, including within the scope of the damages).

9.5           No other indeminity provision

Except as otherwise provided in Article 10.4(a) of this Agreement, the foregoing indemnity shall constitute the sole and exclusive remedy of the Indemnified Party after Closing Date in respect of any and all claims arising out of the Company's breach of the representations, warranties and undertakings set forth in this Agreement, and the Indemnified Party does not have any other privilege, remedy or recourse, whether for contract, tort or otherwise; the Parties agree that the Parties shall, within the maximum permissible limits of the law, expressly waive all such other remedies and privileges and recourses. Notwithstanding anything to the contrary in this Agreement, in addition to those specified in aforesaid indemnity provision, the Indemnified Party shall have the right to obtain all statutory, equitable or common law remedies in respect of any and all claims arising out of the intentional gross misconduct or fraud of the Indemnifying Party.

9.6           Indemnity limitation; derogation

Under no circumstance shall the liability of the Indemnifying Party under Article 9.2 shall exceed the amount equivalent to the aggregate Purchase Price. A person who is entitled to be indemnified under this Article 9 shall be required to take commercially reasonable steps to mitigate his or her losses.

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Article 10
Terminaition; Remedy

10.1       Terminiation Event.

At the time of or prior to Closing, after the other Party is notified:

(a)               Breach. If a Party is in serious breach of any provision of this Agreement, resulting in failure to satisfy any conditions (as the case may be) contained in Article 7 or Article 8, and the non-breach Party does not waive such breach, or if any Remedy is available to such breach, but the defaulting Party fails to take remedial measures within thirty (30) days after receipt of the written notice of breach of contract, the Purchaser or Company has the right to terminate the Agreement; but at that time if the defaulting Party has the right of termination under Article 10.1(a), or the non-breach Party otherwise severely violates the obligations set forth below, the non-breach Party shall not have the right to terminate the Agreement in accordance with this Section 10.1(a). In accordance with Article 10.1(a), if the Agreement or any of the representations, warranties, undertakings, obligations or other provisions of any certificate delivered under the Agreement are inaccurate, or there is a breach or non-performance or non-compliance with such representations, warranties, undertakings, obligations or other provisions, it would be deemed to be a breach of such representations, warranties, undertakings, obligations or other provisions.

(b)               Failure to satisfy relevant conditions.

(i)                 Purchaser or Company fails to satisfy relevant conditions, if (i) a court of competent jurisdiction or other government agency has issued a final and non-appealable order or has taken any other measures to permanently restrict, prohibit or otherwise ban the proposed transaction, or (ii) an effective legal requirement make completion of the Proposed Transaction illegal or otherwise prohibits or prevents the completion of the proposed transaction;

(ii)              Purchaser or Company fails to satisfy relevant conditions, if (A) the Company has convened a shareholders' meeting (including any subsequent meetings) and the meeting has closed; and (B) the relevant laws or Company registration certificate or regulatory payment provision requires the Proposed Transaction to be approved by the shareholders, but failed to gain necessary votes from shareholders at such meetings for approval;

(iii)            Purchaser fails to satisfy relevant conditions, if (A) the relevant laws or Company’s certificate of incorporation or bylaws require the Proposed Transaction to obtain shareholder approval, but the board fails to recommend shareholders to vote for the Proposed Transaction, (B) the Recommendation of board of directors change, (C) the Board of Directors has approved, consented to or recommended any Acquisition Proposal, (D) the Company fails to add the recommendations of the Board into the Shareholders' letter of authorization; (E) the Company, or any of its Subsidiaries or their respective Representatives severely breach or violate the provisions of Article 6.8 or Article 6.11; or

(iv)             Company fails to satisfy relevant conditions, if the Board has decided to enter into a definitive agreement to implement better proposal within the scope of this Agreement and subject to the terms of this Agreement and the terms and conditions, and at the same time as the termination, the Company shall enter into a definitive agreement to implement better proposal. Or

(c)               The agreement of the Parties. The Parties agree in writing.

10.2       Effectiveness of termination.

In addition to any other rights provided for in this Agreement or other document, each Party shall have the right of termination under Article 10.1 and the exercise of the right of termination is not an option for relief. If this Agreement is terminated in accordance with Article 10.1, all obligations of the Parties hereunder are terminated forthwith, except that the obligations under Article 6.7, Article 10.2 and Article 10.3 shall survive the termination of this Agreement.

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10.3       Fees.

Unless otherwise provided in this Article 10.3, subject to the completion of the proposed transaction, all costs and expenses relating to this Agreement and the Proposed Transaction(includes the tax, costs, and expenses which have been paid on behalf of Purchaser for the purpose of preparing and negotiating this Agreement) should be paid by the Company. If the Proposed Transaction is not fulfilled due to Company’s breach of this Agreement or the transaction agreement, Company shall pay all actual fees and expenses which have been paid by or on behalf of Purchaser. If the Proposed Transaction fails to be completed due to any reasons other than the Company's breach of this Agreement or the transaction agreement, the Parties shall each pay their respective costs and expenses in connection with this Agreement and the proposed transaction.

10.4       Performance of Agreement

(a)               Specific performance. The Parties to this Agreement agree that irreparable damages will arise if the Parties fail to comply with or violate certain provisions of this Agreement on the basis of specific terms. Accordingly, the Parties agree that, subject to Article 11.11 hereof, (i) prior to Closing, the Purchaser shall have the right to apply for an injunction without payment of the posting bond to prevent the Company from violating this Agreement and oblige the Company to comply with the specific terms and conditions of this Agreement; (ii) after the Closing, the board of directors acting on behalf of the Company shall have the right to apply for an injunction without payment of posting bond to prevent the Purchaser (or any of the permitted assign of shares of the Purchaser, if applicable) from violating Article 4.1(d) or Article 5 of this Agreement, and (iii) neither Party shall have the right to initiate any litigation of specific performance in accordance with this Agreement or to seek equitable remedy in other ways. Where any litigation of specific performance occurs or equitable remedy is otherwise sought for according to provision of preceding sentence of Article 10.3, each Party hereby waives (and agrees not to assert): (i) any defense in any litigation of specific performance, including remedy in legal means or defense based on sufficient reasons, and (ii) requiring the other Party to pay posting bond or any requirements on other margins in accordance with the provisions of any laws, as the precondition of seeking equitable remedy.

(b)       Limitation on liability.

(i)                 No incidental or consequential damages. Under no circumstance shall any Party be liable to any other Party or to any third party under this Agreement with respect to any incidental, related, consequential, disciplinary, special or punitive damages, including compensatory money for any business interruption loss, loss of use, loss of income or profit, caused by breach of this Agreement, tort (including negligence) or other behavior, whether or not such damages are foreseeable, and whether or not the breaching Party is informed of the possibility of such damages.

(ii)              Under any circumstance, (A) the officers, directors, employees, agents, advisers, investment bankers, legal advisers or Representatives of the Company or any of its affiliates (acting within the scope of respective powers) will not be liable to Purchaser or its Affiliate for any personal liabilities or obligations with respect to any behaviors arising from or in relation with the Agreement, any other transaction agreement or any proposed transaction, or any representations, statements or warranties of any form made by Company, no matter whatever behaviors are adopted (including breach of warranty or contract, tort, negligence, breach of strict liability, legal liability or other liabilities); or (B) the officers, directors, employees, agents, advisers, investment bankers, legal advisers or Representatives of the Purchaser (acting within the scope of respective powers) will not be liable to Company or its Affiliate for any personal liabilities or obligations with respect to any behaviors arising from or in relation with the Agreement, any other transaction agreement or any proposed transaction, or any representations, statements or warranties of any form made by Purchaser (under any circumstance), no matter whatever behaviors are adopted (including breach of warranty or contract, civil tort, negligence, breach of strict liability, legal liability or other liabilities).

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Article 11
General Provisions

11.1       Entire Agreement.

This Agreement, documents, instruments and other agreements, including transaction documents and Disclosure Schedule, between the Parties involved in or referred to in this Agreement, constitute the entire agreement between the Parties and supersede any and all prior written or oral related discussions, negotiations, proposals, commitments, understandings and agreements.

11.2       Disclosure Schedule.

All capitalized terms that are not defined in Disclosure Schedule shall be construed in accordance with the meanings given in this Agreement. Each representation and warranty given by each Party hereto and the consensus reached on commitment (by the Parties) are subject to disclosures and exceptions set out in the Disclosure Schedule of that Party. The disclosure of any issue in any part of Disclosure Schedule shall be deemed to be disclosed for all purposes of this Agreement and all other parts of Disclosure Schedule (such disclosure may reasonably infer other parts of Disclosure Schedule). No issue listed in Disclosure Schedule shall be expressly considered to constitute an acknowledgment or otherwise imply that any such issue is material, required to be disclosed in accordance with this Agreement or within the relevant minimum or significant standard range as set forth in this Agreement. No disclosure in Disclosure Schedule in relation to potential breach or violation of any contract or legal requirements shall be construed as acknowledging or indicating that any such breach or violate exists or has occurred. In no event shall any matter set forth in Disclosure Schedule be deemed or construed as extending the scope of the representations, warranties and/or undertakings contained in this Agreement.

11.3       Notice.

All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been served under following circumstances: personal delivery, sent by registered mail with acknowledge letter (receipt enclosed), or by express delivery with confirmation letter, to following addresses of the Parties or other address of a Party designated by similar notice:

(a)            If to Company:

Attn: legal department

Email: ling.lv@wcstnet.com, and jen.ji@wcstnet.com

or to others according to other address designated by Company to Purchaser in writing; and

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(b)            If to Purchaser:

Attn:

Email:

or to others according to other address designated by Purchaser to Company in writing.

11.4       Caption.

The caption of each part hereof is inserted only for purpose of convenience and shall not be deemed as a part hereof.

11.5       Assignment

This Agreement will be binding upon the Parties and their respective successors, Representatives, heritors and assigns, and inure to the benefit of, and be enforceable by, the Parties.

11.6       Jury Trial Waiver

Each Party irrevocably waives any and all rights of jury trial in any litigations or proceedings between the Parties arising out of or in connection with this Agreement or the proposed transaction.

11.7       Severability

If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of any other provisions will not be affected or impaired in any way.

11.8       Interpretation rule; attorney-client previlege

The Parties hereby agree that their legal advisors have participated in the negotiation, preparation and execution of this Agreement on behalf of them, so they waive any laws, rules, statutes, regulations or interpretation rules which stipulate that any ambiguous articles in agreement or other documents shall be interpreted against the drafting Party.

11.9       No third Party beneficiary

Except as otherwise provided in this Agreement, the terms and provisions of this Agreement are for the sole benefit of each Party and their respective successors, Representatives, inheritors and assigns, and neither Party is intended to give any other person or entity any rights or remedies.

11.10     Modification; waiver

This agreement may be modified only by a written instrument signed by both Parties. Any waive of any provision of this Agreement by a Party shall enter into force only in the instrument signed by the Representative of that Party; but upon receipt of the approval of the shareholders, any such modification or waiver needs further approval by the Shareholders in accordance with the relevant law requirements or NASDAQ rules and regulations, such modifications or waivers shall be valid only with the approval of the Shareholders.

11.11     Applicable laws; consent to jurisdiction

(a)               This Agreement shall be governed and construed in accordance with the laws of the State of Nevada, and any legal choice or principle of conflict of laws that may result in the application of the laws of any other jurisdictions shall not apply.

(b)               Any dispute, controversy or disagreement arising out of or in connection with this Agreement shall be submitted to arbitration for final settlement if it cannot be resolved by negotiation within sixty (60) days. Arbitration shall be conducted at the Hong Kong International Arbitration Center in accordance with its then effective Rules of Procedure. The arbitration shall be conducted by three (3) arbitrators, one of whom shall be designated by the Purchaser and another one is designated by the Company. If the applicable statute permits, the third arbitrator shall be appointed by the first two arbitrators.

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(c)               In the event of any proceedings, litigation or action involving the execution of any of the terms of this Agreement, the prevailing Party of such dispute shall have the right to charge from the losing Party all expenses, costs and expenditures arising from acting in accordance with this Agreement or the exercise of any rights in connection with this Agreement by the prevailing Party, including but not limited to, reasonable fees for solicitors and accountants, including but not limited to, all costs and expenses of appeals.

11.12     Language and version

This Agreement is signed in both English and Chinese. In the event of any conflict or other inconsistency between both languages, the Chinese version shall prevail. Notwithstanding the foregoing, the reference to "$" should refer to the US dollar.

11.13     Counterparts

This Agreement may be executed simultaneously in two or more counterparts, any one of which is deemed as original, but all such counterparts taken together will constitute one and the same Agreement. This Agreement becomes effective when each Party hereto signs one or more counterparts and deliver to the other Party. This Agreement or any counterpart can be executed and delivered by means of a facsimile machine or portable documentary format (.pdf), and shall be treated as an original agreement or instrument.

[This page is intentionally left blank and signature page follows]

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[Execution Page I]

IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute this Agreement as of the date first above written.

Seven Stars Cloud Group, Inc.

By:	/s/ Bruno Wu

Name: Bruno Wu

Title: Chairman, CEO

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[Execution Page II]

IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute this Agreement as of the date first above written.

Hong Kong Guoyuan Group Capital Holdings Limited

By:	/s/ Xin Wang

Name: Xin Wang

Title: Representative Executive Director

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Appendix 1 Shareholders Agreement

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